Exhibit 10.34

FINAL

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (“Agreement”), dated as of October 23, 2013, is made by and among:

(a) IPC Management Consultants of New York, Inc., a New York corporation (“Buyer”);

(b) InPatient Hospitalist Healthcare Services of New York, P.C., a New York professional service corporation (“PC Buyer”) (each of Buyer and PC Buyer an “Acquiror” and, together, “Acquirors”);

(c) Geriatric Services, P.C., a New York professional service corporation (“Seller”); and

(d) the individuals listed on Exhibit A (each such individual an “Owner” and, collectively, “Owners”; Owners and Seller are referred to herein collectively as the “Selling Group”).

This Agreement contemplates a transaction in which Acquirors will purchase certain of the assets of Seller comprising Seller’s Business, including the Owners’ Personal Goodwill, in return for cash and other consideration. Terms used in this Agreement that are capitalized or otherwise have special meaning have the definitions given to such terms in Section 8.9 and elsewhere in the Agreement.

NOW THEREFORE, in consideration of the promises and respective covenants and agreements contained herein, and for good and valuable consideration the receipt of which is acknowledged, the parties hereby agree as follows:

ARTICLE I

PURCHASE AND SALE OF ACQUIRED ASSETS; CLOSING

1.1 Purchase and Sale. Upon and subject to the terms and conditions hereof, Seller sells, conveys, transfers and assigns to Buyer, and Buyer purchases and accepts from Seller, free and clear of all Liens and effective at 12:01 a.m. Eastern Daylight Time on the Closing Date (as defined in Section 1.9), all right, title and interest in and to all of the assets of Seller listed on Schedule 1.1 as the “Acquired Assets” (hereinafter, the “Acquired Assets”), but not any of the PC Acquired Assets (as defined in this Section 1.1) or any of the Excluded Assets (as defined in Section 1.2). Upon and subject to the terms and conditions hereof, Seller sells, conveys, transfers and assigns to PC Buyer, and PC Buyer purchases and accepts from Seller, free and clear of all Liens and effective at 12:01 a.m. Eastern Daylight Time on the Closing Date, all right, title and interest in and to all of the assets of Seller listed on Schedule 1.1 as the “PC Acquired Assets” (hereinafter, the “PC Acquired Assets” and, together with the Acquired Assets, the “Purchased Assets”), but not any of the Acquired Assets or any of the Excluded Assets.

1.2 Excluded Assets. The “Excluded Assets” consist of all assets, properties and rights of Seller that are set forth on Schedule 1.2 and are not specifically set forth in Schedule 1.1, including, but not limited the assets, properties and rights listed on Schedule 1.2, and to any of the following: Seller’s Medicare or Medicaid provider numbers; cash and accounts receivable of Seller, except for cash and/or receivables related to services to be provided after the Closing; any patient medical records or other protected health information; and original minute books and other corporate and financial records.

1.3 Non-Transferability of Certain Contracts; Assignment of Contracts. Nothing in this Agreement shall be construed as an attempt to assign any contract, agreement, permit, franchise or claim included in the Purchased Assets (each a “Contract”) which is, by its terms or Law non-assignable without the consent of the other party or parties thereto, unless such consent shall have been given or as to which all the remedies for the enforcement thereof enjoyed by Seller would, as a matter of law, pass to Acquirors as an incident of the assignments provided for by this Agreement. Seller shall, both before and after the Closing, upon the specific request of Acquirors, use best efforts to obtain the consent of the other party to the assignment to Acquirors, of any Contract for which such consent is required. In the event (a) a Contract either does not permit or expressly prohibits the assignment by Seller of its rights and obligations thereunder; or (b) Seller has not obtained the necessary consents to assignment from all parties to any Contract prior to the Closing Date, Acquirors will fulfill such Contract and shall assume the obligations and liabilities (arising after the Closing Date) of such Contract for and on behalf of Seller but for the account of Acquirors and, in such event, Seller shall cooperate with Acquirors in any reasonable arrangements designed to provide for Acquirors all of the revenues and other benefits under such Contracts including the enforcement for the benefit and at the expense of Acquirors of any rights previously enjoyed by Seller in connection with such Contracts, to the extent permissible under applicable Laws and regulations.

1.4 Purchase Price. The purchase price to be paid by Acquirors for the Purchased Assets (“Purchase Price”) shall consist of:

(a) a payment in Immediately Available Funds at the Closing in the amount of Two Million Two Hundred Thousand Dollars ($2,200,000) (the “Closing Payment”), less the Escrow Deposit (as described in Section 1.7 below), and the Accrued PTO Adjustment (as described in Section 1.9(b) below) (the “Adjusted Closing Payment”); and

(b) assumption by Acquirors on the Closing Date of the Assumed Liabilities (as defined in Section 1.9), pursuant to the terms of a Bill of Sale, Assignment and Assumption Agreement in substantially the form agreed to by Acquirors and Selling Group (the “Bill of Sale”);

1.5 IRS Form 8594. Acquirors and Selling Group agree that the asset allocation set forth in their respective Internal Revenue Service Form(s) 8594 shall be consistent with the Form(s) 8594 submitted by the other parties.

1.6 Payment Instructions. Acquirors’ payment of the Purchase Price shall be paid in accordance with written instructions provided by the Selling Group to Acquirors (the “Payment Instructions”). The Payment Instructions shall include, if any, the specific amounts to be paid to any third party. Seller and Owners shall indemnify and hold harmless Acquirors from any claims, liabilities or obligations, including any Tax withholdings, assessments, payments or penalties, resulting from such Payment Instructions or any allocation or characterization by members of the Selling Group of the Purchase Price or the Purchased Assets for Tax reporting or Tax payment purposes.

1.7 Escrow. On the Closing Date, pursuant to the escrow agreement in substantially the form agreed to by Acquirors and Selling Group (the “Escrow Agreement”), Acquirors shall deliver to Wells Fargo Bank, National Association (the “Escrow Agent”) a wire transfer in an amount equal to the Escrow Deposit (as defined in Section 8.9), which amount shall be deemed withheld from the Adjusted Closing Payment and shall be deposited with the Escrow Agent for the purpose of securing the indemnification obligations of Seller in Section 6.2 (a) following the Closing. The Escrow Deposit shall be held and disbursed solely for the purposes and in accordance with the terms of the Escrow Agreement. Acquirors, on the one hand, and Seller, on the other hand, shall bear the cost of the Escrow Agent equally.

1.8 Prorations. The parties agree to prorate between them based upon their respective periods of ownership of the Business, any office rents, utility charges, real or personal property taxes or amounts received for services provided or to be provided under any Revenue Contracts (as defined in Section 8.9) that have been assigned to PC Buyer and other similar expenses relating to the Purchased Assets (except any expenses which are related to the Excluded Assets) which cover both the period prior to and after the Closing to the extent such expenses are paid by one party and benefit the other party (the “Prorations”). To the extent practicable and as applicable, the Prorations shall be based upon square footage, utility meter readings, time periods covered by the payments, and the like, as applicable. The Prorations shall be paid promptly upon receipt of an invoice and reasonable supporting documentation from the party claiming reimbursement.

1.9 Assumed Liabilities.

(a) Upon the terms and subject to the satisfaction of the conditions of this Agreement, and in reliance on the representations, warranties and agreements of Seller set forth herein, at the Closing, Seller shall assign, and each of the Acquirors shall assume and agree to perform and discharge only those liabilities set forth on Schedule 1.19, except that Buyer and PC Buyer, as applicable, shall assume: (i) the Liabilities arising prior to the Closing Date to perform services after the Closing pursuant to the Revenue Contracts that have been assigned to PC Buyer, as set forth in Schedule 1.19, and any other contracts being assumed pursuant to this Agreement, but only to the extent each of such Liabilities is incurred after the Closing; and (ii), subject to the Purchase Price adjustment described in paragraph (b) below, Seller’s liability for unused sick days, personal days, vacation days and any other paid time off (collectively the “Accrued PTO”) with respect to the Transferred Providers, Transferred Management Employees, and Administrative Personnel hired by Buyer or PC Buyer but only to the extent set forth in Schedule 1.19, which Schedule shall be completed prior to the Closing, and not paid by Seller on or prior to the Closing (together, the “Assumed Liabilities”).

(b) The sum of the Accrued PTO as of the Closing (collectively the “Accrued PTO Adjustment”) shall be deducted from the Purchase Price at the Closing.

1.10 Excluded Liabilities. The Assumed Liabilities shall specifically exclude, and the parties agree that none of the Acquirors hereby assumes or at any time hereafter shall become liable for, any Liabilities of any kind of any member of the Selling Group or any of their

Affiliates other than the Assumed Liabilities. Such excluded liabilities include any Liabilities of any kind relating to the Business or its operation prior to the Closing, whether or not such Liabilities arise or are asserted after the Closing (including without limitation any Liability for any medical malpractice claims against Seller, any Owner or Provider, any Liability of Seller related to the provision of items and services to beneficiaries of the Medicare, Medicaid or other health care programs, or to billing for the provision of such items and services to any payor, or in connection with any Employee Benefit Plan (as defined in Section 8.9) or accrued but unpaid benefits (including bonuses for Transferred Providers accrued prior to the Closing), or relating to the H1-B or J-1 visa status of any employee or contractor while under the employ of or contract with Seller, or to any current or former owner, employee or contractor of Seller, or with respect to any Tax for any period prior to the Closing, or relating to the Kalchthaler Purchase Agreement, Kalchthaler Notes, or other agreements by and among Kalchthaler and any member of Selling Group, as defined herein, or to Selling Group’s Prior Acts Liabilities (as defined in Section 5.8)) other than the Assumed Liabilities (the “Excluded Liabilities”).

1.11 Transfer Taxes. Each party shall be responsible for and shall each pay on the Closing, or when due, whichever is later, one-half of all transfer taxes incurred, if any, solely by virtue of the transfer by Seller of the Purchased Assets to Acquirors as contemplated by this Agreement. Each party shall prepare, in accordance with all applicable laws, regulations or other requirements, and each party, as appropriate, shall in a timely manner sign and swear to any return, certificate, questionnaire or affidavit properly prepared as to any matter within such party’s knowledge required in connection with the payment of any such tax.

1.12 Closing. Subject to the conditions set forth in this Agreement, the purchase and sale of the Purchased Assets pursuant to this Agreement (the “Closing”) shall take place, to the extent such Closing cannot take place through the electronic exchange of signatures, at the offices of IPC The Hospitalist Company, Inc., 4605 Lankershim Boulevard, Suite 617, North Hollywood, CA 91602 at 12:00 noon local time, within two (2) business days after the conditions set forth in ARTICLE II have been satisfied, but no later than December 16, 2013, or at such other time, place and date as shall be mutually agreed on in writing by Acquirors and the Selling Group. The date on which the Closing occurs is identified as the “Closing Date” and the Closing shall be deemed to be effective as of 12:01 a.m. Eastern Daylight Time on the Closing Date.

(a) At the Closing, (i) Seller shall sell, assign, convey, transfer and deliver to Buyer good and marketable title to all of the Acquired Assets; (B) Seller shall sell, assign, convey, transfer and deliver to PC Buyer good and marketable title to all of the PC Acquired Assets; (iii) Seller shall execute and deliver to Acquirors (A) the Bill of Sale; and (B) the Seller Noncompetition Agreement (as defined in Section 2.1(c)) in favor of an Acquiror executed by Seller; and (iv) the Selling Group shall deliver such other assignments, certificates and other instruments and documents as may be required to be delivered by Seller at or prior to the Closing or as may be reasonably requested by Acquirors.

(b) At the Closing, (i) each of the Acquirors shall accept and purchase the applicable Purchased Assets from Seller and in consideration therefor shall (A) pay the Closing Payment in Immediately Available Funds; (B) execute and deliver the Bill of Sale; and (C) deliver to Seller all certificates and other instruments and documents as may be required to be delivered by any of the Acquirors hereunder at or prior to the Closing or as may be reasonably requested by Seller; and (ii) PC Buyer shall execute and deliver the Seller Noncompetition Agreement to Seller.

1.13 Records. After the Closing, Acquirors and their Affiliates and each of their respective authorized agents and representatives (including accountants, consultants, counsel and other advisors) shall have access to all books, ledgers, files, records, manuals, documents and other materials and information relating to the Business as it was conducted prior to the Closing, and the right to review, copy and audit such books, ledgers, files, records, manuals, documents and other materials and information, at Acquirors’ expense during normal business hours upon advance notice, so long as Seller maintains such items, which shall in no event be less than six (6) years after the Closing or such longer period as Seller may be required by Law to maintain same.

ARTICLE II

CONDITIONS TO CLOSING

2.1 Conditions to Acquirors’ Obligations. Acquirors’ obligations to consummate the transactions contemplated by this Agreement are subject to, unless waived in writing by Acquirors, satisfaction of the following conditions:

(a) a certificate of the President of Seller, in form and substance satisfactory to Acquirors, shall be delivered to Acquirors at the Closing certifying that (i) the individual signing such certificate has the authority to bind Seller; (ii) each of the representations and warranties of the Selling Group set forth in ARTICLE III are true and correct in all respects at and as of the Closing Date; (iii) all agreements, undertakings and obligations to be performed or complied with by the Selling Group as of or prior to the Closing Date, unless waived in writing, have been duly performed or complied with in all respects, to the extent applicable, by each member of the Selling Group in accordance with the terms of this Agreement; and (iv) all of the conditions set forth in Section 2.1 have been satisfied in all respects, unless waived in writing, at or prior to the Closing Date;

(b) a certificate of the Secretary of Seller, in form and substance reasonably satisfactory to Acquirors, shall be delivered to Acquirors at the Closing certifying that (i) attached thereto are true and correct copies of the resolutions duly and validly adopted by Seller authorizing the execution and delivery of this Agreement and its Exhibits and Schedules and the consummation of the transactions contemplated hereby and thereby, and (ii) each shareholder of Seller, as required by Law and the organizational documents of Seller, has consented to and authorized the execution and delivery of this Agreement, its Exhibits and Schedules, and the Seller Noncompetition Agreement and the consummation of the transactions contemplated hereby and thereby;

(c) Seller shall enter into a noncompetition agreement with PC Buyer, in substantially the form of Exhibit B (“Seller Noncompetition Agreement”);

(d) Providers representing more than fifteen percent (15%) of the unit volume of the Business, as reasonably determined by Acquirors, shall not have given written or oral notice of termination of their applicable employment agreement, and the remainder of the Providers (i) shall meet the employment criteria of PC Buyer, (ii) shall have the proper H-1B or

J-1 visa, as applicable, and active privileges for their current work locations and (iii) shall have been employed by PC Buyer at the Closing provided that PC Buyer takes all reasonably necessary attempts to employ such Providers so that such Providers are employed by PC Buyer as of the Closing and will only fail to employ such Providers for “Cause” (as defined in Section 5.2 herein);

(e) the employment agreements between Seller and the Transferred Providers shall have been assigned to PC Buyer, at or prior to the Closing, on terms acceptable to PC Buyer; provided that in the event that any of the employment agreements between Seller and Transferred Providers cannot be assigned or contain terms that are not reasonably acceptable to PC Buyer, then each member of the Selling Group shall use its best efforts to assist PC Buyer in obtaining new employment agreements between PC Buyer and the applicable Transferred Providers, on terms reasonably acceptable to PC Buyer;

(f) Thomas Kalchthaler, D.O. (“Kalchthaler”) shall have executed and delivered to Acquirors, at or prior to the Closing Date, a part-time employment agreement with PC Buyer, in a form to be agreed by PC Buyer and Kalchthaler;

(g) no more than twenty percent (20%) of the administrative personnel working for Seller prior to the Closing and necessary for the conduct of the Business post-Closing as reasonably determined by Acquirors (“Administrative Personnel”) shall have given written or oral notice of termination of their employment or otherwise resigned, and the remainder of the Administrative Personnel shall have been employed by an Acquiror or an Affiliate of Acquirors at the Closing;

(h) Seller shall have removed any and all Liens, loans and other debts, including any outstanding tax obligations, on or affecting the Purchased Assets and delivered evidence of same to Acquirors in form and substance reasonably satisfactory to Acquirors;

(i) Seller shall have provided Acquirors with copies of all Revenue Contracts and/or other health care related agreements (“Healthcare Agreements”) held by Seller, each Owner or any Provider relating to Seller’s Business and the PC Acquired Assets, that will be assumed by PC Buyer, and each Healthcare Agreement to Selling Group’s Knowledge shall be in full compliance with all Laws or shall have been amended or terminated prior to the Closing;

(j) Seller shall have terminated any and all agreements held by Seller related to the Purchased Assets that will not be transferred or assigned to Acquirors, on terms acceptable to Acquirors, at the Closing;

(k) Seller shall have obtained all third party consents necessary to transfer the Purchased Assets to Acquirors on terms acceptable to Acquirors, including the consents necessary to assign the Revenue Contracts, the Contracts or Real Property Leases (as defined in Section 3.14) included in the Purchased Assets; provided that Seller shall have additional time, as set forth in Section 5.15, to obtain third party consents necessary to transfer those certain Contracts defined in Section 5.15;

(l) no action, suit or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling or charge would (i) prevent consummation of the transactions contemplated by this Agreement; (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation; or (iii) affect adversely the right of Acquirors to own the Purchased Assets and operate the Business and no such injunction, judgment, order, decree, ruling or charge shall be in effect;

(m) all actions to be taken by Seller and each Owner in connection with the consummation of the transactions contemplated hereby and all certificates, instruments and other documents required to effect the transactions contemplated hereby shall be reasonably satisfactory in form and substance to Acquirors;

(n) Seller shall provide Acquirors with a copy of a certificate of existence or good standing for Seller dated within thirty (30) business days prior to the Closing Date for each jurisdiction in which Seller conducts business;

(o) Seller shall provide Acquirors with a completed certification of non foreign status pursuant to Section 1.1445 2(b)(2) of the Treasury regulations, duly executed by Seller;

(p) Seller and each Owner shall have executed this Agreement, its Exhibits and Schedules, as applicable, and such other agreements contemplated herein to which Seller and each Owner are a party and delivered such executed documents to Acquirors, as applicable;

(q) no statute, rule, regulation, ruling, consent, decree, judgment, injunction or order shall be enacted, promulgated, entered or enforced by any court or governmental authority which would prohibit consummation by the parties hereto of the transactions contemplated hereby;

(r) Seller shall have delivered to Acquirors a certificate of the President of Seller, in form and substance satisfactory to Acquirors, certifying that all obligations and covenants required by this Agreement to be performed or to be complied with by Seller on or prior to the Closing Date shall have been duly performed or complied with in all material respects;

(s) Seller shall have delivered to Acquirors a certificate of the President of Seller, in form and substance satisfactory to Acquirors, certifying that Seller shall not have suffered a Material Adverse Effect;

(t) Seller shall have provided information satisfactory to Acquirors regarding all ongoing interest in or relationships with health care related businesses other than Seller and its Affiliates, and such interests or relationships shall be deemed acceptable under all Laws, as determined in Acquirors’ sole discretion;

(u) Intentionally deleted;

(v) Seller shall have provided evidence reasonably satisfactory to Acquirors that at least two (2) Business Days prior to the Closing (i) all amounts owing to Kalchthaler pursuant to certain Stock Purchase Agreement, dated December 31, 2012, by and among Kalchthaler and the Owners (the “Kalchthaler Purchase Agreement”), including pursuant to the Promissory Notes issued by the Owners in connection therewith (the “Kalchthaler Notes”) and any other related agreements, have been paid in full, and (ii) all Liens on the shares of capital stock of Seller have been released; and

(w) the closing of the transactions contemplated by (i) that certain Asset Purchase Agreement by and among Hospitalist Management Consultants of New York, Inc., InPatient Hospitalist Services of New York, P.C., Park Avenue Health Care Management, LLC, Park Avenue Medical Associates, P.C., and the individuals listed on Exhibit A thereto, and (ii) that certain Asset Purchase Agreement by and among Hospitalists Management of New Hampshire, Inc., IPC Hospitalists of New England, Park Avenue Medical Associates, LLC and the individuals listed on Exhibit A thereto, which are being entered into contemporaneously with the execution of this Agreement, shall occur simultaneously with the Closing.

2.2 Conditions to Seller’s Obligations. Seller’s obligations to consummate the transactions contemplated by this Agreement are subject to, unless waived in writing by Seller, satisfaction of the following conditions:

(a) a certificate of the President of each Acquiror, in form and substance reasonably satisfactory to Seller, shall be delivered to Seller at the Closing certifying that (i) the individual signing such certificate has the authority to bind such Acquiror; (ii) each of the representations and warranties set forth in ARTICLE IV are true and correct at and as of the Closing Date; (iii) all agreements, undertakings and obligations to be performed or complied with by each Acquiror as of or prior to the Closing Date, unless waived in writing, have been duly performed or complied with by each Acquiror in accordance with the terms of this Agreement; and (iv) all of the conditions set forth in this Section 2.2 have been satisfied at or prior to the Closing Date;

(b) a certificate of the Secretary of each Acquiror, in form and substance reasonably satisfactory to Seller, shall be delivered to Seller at the Closing certifying that attached thereto are true and correct copies of the resolutions duly and validly adopted by each Acquiror authorizing the execution and delivery of this Agreement and its Exhibits and Schedules and the consummation of the transactions contemplated hereby and thereby;

(c) Acquirors shall have delivered to Seller each of the items required to be so delivered, and shall have made the payment required to be made to Seller, pursuant to Section 1.12(b) at or prior to the Closing Date;

(d) each of the Acquirors shall have executed this Agreement, its Exhibits and Schedules, the Noncompetition Agreements and such other agreements contemplated herein to which such Acquiror is a party and shall have delivered such executed documents to Seller;

(e) all actions to be taken by Acquirors in connection with the consummation of the transactions contemplated hereby and all certificates, instruments and other documents required to effect the transactions contemplated hereby shall be reasonably satisfactory in form and substance to Seller;

(f) no action, suit or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling or charge would (i) prevent consummation of the transactions contemplated by this Agreement; or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, and no such injunction, judgment, order, decree, ruling or charge shall be in effect;

(g) no statute, rule, regulation, ruling, consent, decree, judgment, injunction or order shall be enacted, promulgated, entered or enforced by any court or governmental authority which would prohibit consummation by the parties hereto of the transactions contemplated hereby;

(h) Acquirors shall have delivered to Seller a certificate of the President of each Acquiror, in form and substance satisfactory to Seller, certifying that all obligations and covenants required by this Agreement to be performed or to be complied with by Acquirors on or prior to the Closing Date shall have been duly performed or complied with in all material respects; and

(i) the closing of the transactions contemplated by (i) that certain Asset Purchase Agreement by and among Hospitalist Management Consultants of New York, Inc., InPatient Hospitalist Services of New York, P.C., Park Avenue Health Care Management, LLC, Park Avenue Medical Associates, P.C., and the individuals listed on Exhibit A thereto, and (ii) that certain Asset Purchase Agreement by and among Hospitalists Management of New Hampshire, Inc., IPC Hospitalists of New England, Park Avenue Medical Associates, LLC and the individuals listed on Exhibit A thereto, which are being entered into contemporaneously with the execution of this Agreement, shall occur simultaneously with the Closing.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER AND OWNERS

In order to induce each of the Acquirors to enter into this Agreement and to purchase the Purchased Assets, each of the Seller and Owners hereby jointly and severally represents and warrants to each of the Acquirors all of the matters set forth in this ARTICLE III; any exceptions to such representations and warranties shall be set forth in a disclosure schedule specifying in each case to which section of ARTICLE III such exceptions apply (the “Disclosure Schedules”).

3.1 Organization. Seller is a professional corporation, duly organized, validly existing and in good standing under the laws of its state of formation and state of operations, and each has all requisite power and authority to own, lease and operate its properties and to carry on its Business as now being conducted. Neither the ownership of its properties nor the operation of its Business requires Seller to be qualified in any jurisdiction other than its state of formation and state of operations. Owners hold all of the outstanding ownership interests of Seller in the amounts set forth on Schedule 3.1, and no other Person has any equity interest or ownership interest whether direct, indirect or derivative, in Seller.

3.2 Authority Relative to this Agreement. Each member of the Selling Group has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by each member of the Selling Group and, except as set forth on Schedule 3.2, no other actions on the part of any Person is necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each member of the Selling Group and constitutes a valid and binding agreement of each such party, enforceable against each such party in accordance with its terms, except as such agreement may be limited by the availability of equitable remedies, or by bankruptcy, insolvency or other Laws affecting the enforcement of creditors’ rights.

3.3 No Violation. Neither the execution and delivery of this Agreement by any member of the Selling Group nor the consummation by any member of the Selling Group of the transactions contemplated hereby will: (i) conflict with or result in any breach of any provision of the Articles of Incorporation, Articles of Formation, Bylaws or Operating Agreement, as applicable, or other governing documents of such entity; (ii) to the Selling Group’s Knowledge, conflict with, result in any breach of any provision of, or constitute a default or permit any Person to terminate, accelerate the performance required by, or accelerate the maturity of, any indebtedness or other obligation relating to any member of the Selling Group or the Purchased Assets under any contract or agreement of any kind to which any of the foregoing is a party or to which it or any of them or any of the Purchased Assets is subject; (iii) to the Selling Group’s Knowledge, violate or conflict with any Law to which any member of the Selling Group or any of the Purchased Assets is subject; or (iv) result in the creation or imposition of any Lien on any property of Seller (including the Acquired Assets or the PC Acquired Assets).

3.4 Purchased Assets. The Purchased Assets that are tangible assets (“Tangible Assets”): (i) are in good operating condition and repair, subject to normal wear and maintenance; (ii) to Selling Group’s Knowledge, meet all applicable governmental standards and conform to all applicable Laws relating to their construction, use and operation; and (iii) are useable in the regular and ordinary course of business as operated by Seller. Seller owns and has good and marketable title to all of the Tangible Assets. All Purchased Assets (including all leasehold interests included in the Purchased Assets) are owned by Seller free and clear of any Lien. Upon consummation of the transactions contemplated by this Agreement, Acquirors will acquire good and marketable title to the Purchased Assets, including the Tangible Assets, free and clear of all Liens, except for Liens imposed by statute securing the payment of Taxes which are not due as of the Closing Date and are listed in Schedule 3.4.

3.5 Intellectual Property. Schedule 3.5 lists all of the Intellectual Property of Seller used or held for use in the Business except for commercially available software utilized in the ordinary course of business functions (“Routine Software”). Any such Intellectual Property other than Routine Software used by Seller or which Seller has given others the right to use pursuant to a license, sublicense or agreement is specifically identified in Schedule 3.5, and Seller has delivered complete and accurate copies of each such license, sublicense or agreement to Acquirors. The other Intellectual Property owned by Seller is free and clear of all Liens. To the Selling Group’s Knowledge, the use of Intellectual Property in the Business does not infringe the intellectual property rights of any Person under any Laws, and no claims have been made by any Person that Seller does not own or have the right to use any Intellectual Property or that the use of any Intellectual Property by Seller in the conduct and operation of the Business infringes the intellectual property rights of any third party. Except as set forth in Schedule 3.5, Seller has not authorized the use of its Intellectual Property by any third party. Seller is not in default and, to Selling Group’s Knowledge, no third party is in default, under any license, sublicense or agreement by which it holds, or has given to others the right to use, any Intellectual Property.

3.6 Employees/Contractors. An accurate and complete list of all employees and independent contractors of Seller (including candidates with extended offers) and related information is set forth in Schedule 3.6, including current annual salary or hourly rate of pay, title, position, classification, bonus paid in 2012 and 2013, accrued vacation or paid time off, amount of any severance payable to such employee, if any, in the event of such employee’s termination without cause, date of hire, current status as either active or on leave, and location of employment. Except as listed in Schedule 3.6, all of Seller’s employed or contracted Providers have active privileges for their current work location and the proper H1-B or J-1 visas, as applicable. Seller has not made any written or oral promise to any employee or independent contractor regarding a guarantee of employment with any Acquiror, any increase in his or her annual fees, compensation, benefits or any severance or similar payments in connection with such employee’s, independent contractor’s or candidate’s employment or engagement or continued employment or engagement with any Acquiror. Except as listed in Schedule 3.6, no employee, independent contractor or candidate of Seller terminated through the Closing Date is entitled to any severance payments, termination allowance or similar payments as a result of such termination that will continue beyond the Closing Date. Owners and all Providers employed by or contracted with Seller who will be employed by PC Buyer as of the Closing Date meet the following criteria:

(a) For all Providers, except as listed in Schedule 3.6, (i) to Selling Group’s Knowledge, each Provider (A) is actively enrolled in the Medicare and Medicaid programs and all Medicare and Medicaid billings for such Provider have been properly submitted under the Provider’s UPIN number(s) with Seller; (B) is not currently excluded, debarred or otherwise ineligible to participate in federal health care programs (as defined at 42 U.S.C. § 1320a-7b(f)), (C) has never been convicted of a criminal offense related to the provision of health care items or services but has not yet been excluded, debarred or otherwise declared ineligible to participate in federal health care programs; and (ii) to Selling Group’s Knowledge, there are no circumstances which may result in the exclusion of Seller or any Provider from participation in any federal health care program;

(b) For each Provider who is a physician, such Provider, to Selling Group’s Knowledge, (i) is in compliance with all applicable Laws related to the practice of medicine, including those promulgated by the New York State Board of Medicine; and (ii) has a valid Drug Enforcement Agency registration number;

(c) For each Provider who is a nurse practitioner, such nurse practitioner, to Selling Group’s Knowledge, (i) is in compliance with all applicable Laws related to nursing practice, including those promulgated by the New York State Board of Nursing; and (ii) in compliance with the Medicare regulations, is certified as a nurse practitioner by a national certifying body that is recognized as such by the Medicare program; and

(d) For each Provider who is a physician assistant, such physician assistant is, to Selling Group’s Knowledge, (i) in compliance with all applicable Laws related to the scope of practice of a physician assistant, including those promulgated by the New York State Board of Medicine; (ii) is in compliance with the Medicare regulations; and (iii) has a valid Drug Enforcement Agency registration number.

3.7 ERISA; Benefit Plans.

(a) Schedule 3.7(a) of the Disclosure Schedules contains a complete and accurate list of all Employee Benefit Plans of Seller, both active and terminated.

(b) Each Employee Benefit Plan (and each related trust, insurance contract or fund) has been maintained, funded and administered in compliance in all material respects with the terms of such plan and the applicable requirements of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Internal Revenue Code, as amended (the “Code”), and other applicable Laws.

(c) All required reports and descriptions (including Form 5500 annual reports, summary annual reports and summary plan descriptions, as applicable) have been timely filed or distributed with respect to each Employee Benefit Plan in accordance with the requirements of the Code, ERISA and applicable Law.

(d) With respect to each Employee Benefit Plan, all required or recommended (in accordance with past practices) contributions, and payments (including all employer contributions and employee salary reduction contributions) that are due have been paid and all contributions for any period ending on or before the Closing Date that are not yet due have been paid or have been accrued in accordance with the past custom and practice of Seller. All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each Employee Benefit Plan.

(e) Each Employee Benefit Plan that is intended to meet the requirements of a “qualified plan” under Code § 401(a) has received a favorable determination letter from the Internal Revenue Service to the effect that such Employee Benefit Plan is so qualified, and nothing has occurred since the date of such determination that could adversely affect the qualification of such Employee Benefit Plan.

(f) Seller has delivered to Acquirors correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, the three (3) most recent Form 5500 annual reports as filed, and all related trust agreements, insurance contracts and other funding agreements that implement each Employee Benefit Plan.

(g) Neither Seller nor any ERISA Affiliate (as defined in ERISA) maintains, sponsors, contributes to or has any Liability or potential Liability with respect to any employee benefit plan that is subject to ERISA §302 or Code §412 or any Multiemployer Plan (as defined in ERISA §3(37), or otherwise has any Liability or potential Liability under Title IV of ERISA. Seller does not have any Liability or potential Liability under ERISA or the Code solely by reason of being treated as a single employer under Code §414 with any trade, business or entity other than Seller.

(h) Seller has no Liability or potential Liability with respect to any Employee Welfare Benefit Plan (as defined in ERISA §3(1)) providing medical, health or life insurance or other welfare-type benefits for any individual (other than in accordance with COBRA). Seller and each ERISA Affiliate are in compliance in all material respects with the requirements of COBRA.

(i) There have been no Prohibited Transactions (as defined under ERISA § 406 and Code § 4975) with respect to any Employee Benefit Plan, and no Fiduciary (as defined in ERISA §3(21)) has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any Employee Benefit Plan. No action, suit, proceeding, hearing, audit or investigation with respect to the administration or the investment of the assets of any Employee Benefit Plan (other than routine claims for benefits) is pending or, to the Seller Group’s Knowledge, threatened. To the Seller Group’s Knowledge, there is no basis for any such action, suit, proceeding, hearing or investigation.

(j) Seller has never been party to any arrangement that is or was a “nonqualified deferred compensation plan” within the meaning of Code § 409A. Any Employee Benefit Plan that is deemed to constitute a nonqualified deferred compensation plan subject to Code § 409A has been operated between January 1, 2005 and December 31, 2008 in good faith compliance with Code § 409A and the applicable notices and proposed regulations thereunder and since January 1, 2009 has been operated in accordance with, and is in documentary compliance with, the final regulations under Code § 409A. Seller does not have any obligation to indemnify, hold harmless or gross-up any individual with respect to any penalty tax or interest under Code § 409A.

(k) Schedule 3.7(k) lists all Persons who perform services for Seller and are designated by Seller as “independent contractors.” Except as set forth on Schedule 3.7(k), all Persons classified by Seller as independent contractors satisfy and have at all times satisfied the requirements of applicable law to be so classified, Seller has fully and accurately reported their compensation on IRS Forms 1099 when required to do so, and Seller does not have any obligations to provide benefits with respect to such persons under any Employee Benefit Plan or otherwise.

(l) Neither the execution and delivery of this Agreement or other related agreements, nor the consummation of the transactions contemplated hereby or thereby will (either alone or in conjunction with any other event, such as termination of employment) (i) result in any payment (including, without limitation, severance, unemployment compensation, parachute or otherwise) becoming due to any current or former director, officer or employee of Seller under any Employer Benefit Plan or otherwise; (ii) significantly increase any benefits otherwise payable under any Employer Benefit Plan; or (iii) result in any acceleration of the time of payment or vesting of any benefits.

3.8 Contracts and Arrangements. Schedule 3.8 sets forth all of the contracts to which any member of the Selling Group is a party relating to the Business or the Purchased Assets. Except as set forth on Schedule 3.8, there are no oral agreements to which any member of the Selling Group is a party relating to the Business or the Purchased Assets. Complete and accurate copies of all written contracts and related amendments to which any member of the Selling Group is a party relating to the Business or the Purchased Assets have been provided to Acquirors prior to the Closing. Such contracts include:

(a) employment and/or independent contractor agreements with each employee, independent contractor and/or candidate of Seller;

(b) any agreement under which Seller receives, or is entitled to receive in the future, a payment from the other party to the agreement;

(c) any agreements with third party payors;

(d) any agreement (or group of related agreements), either oral or written, under which Seller has created, incurred, assumed or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, or any arrangement under which any member of the Selling Group or a third party has imposed a Lien on any of the Purchased Assets;

(e) any agreement or arrangement, whether oral or written, under which Seller has loaned money to any Person or borrowed money from any Person;

(f) any equipment, space or premise leases;

(g) any agreement concerning confidentiality or noncompetition or providing for any sort of post-termination payment;

(h) any agreement, whether oral or written, under which Seller has advanced or loaned any amount to any of its directors, officers, employees, members, independent contractors, shareholders or Owners, or borrowed any amount from any of its directors, officers, employees, members, independent contractors or Affiliates;

(i) any agreement which is proposed to be transferred pursuant to this Agreement and will require consent to assign by any third party;

(j) any agreement with any Affiliate of any individual or entity in the Selling Group;

(k) any agreement related to Intellectual Property of any individual or entity in the Selling Group;

(l) any Healthcare Agreements or other agreements with healthcare entities;

(m) any profit sharing, stock option, stock purchase, stock appreciation, phantom stock, deferred compensation, severance or other plan or arrangement for the benefit of Seller’s current or former directors, officers, employees, members, independent contractors or Owners; and

(n) any agreement of Seller that is necessary or useful for the effective and efficient operation of the Business and the Purchased Assets.

Except as provided in Schedule 3.8, with respect to each such agreement: (x) the agreement, with respect to each member of the Selling Group, is legal, valid, binding, enforceable, free and clear of any Lien, and in full force and effect on identical terms as set forth in the copies provided to Acquirors, following the consummation of the transactions contemplated hereby; (y) no member of the Selling Group nor, to the Selling Group’s Knowledge, the other party(ies) thereto, is in breach or default, and no event has occurred, or will occur as a result of the transactions contemplated hereby, which with notice or lapse of time would constitute a breach or default, or permit termination, modification or acceleration, under the agreement; and (z) no member of the Selling Group, nor, to the Selling Group’s Knowledge, the other party(ies) thereto, have repudiated any provision of the agreement.

3.9 Legal Proceedings, Etc. Except as provided in Schedule 3.9 of the Disclosure Schedule, there is no claim, suit, action, proceeding, arbitration, mediation or other dispute pending or, to Selling Group’s Knowledge, threatened affecting the Business of Seller or against any member of the Selling Group or affecting any of the Purchased Assets, or which could reasonably be expected to affect the enforceability of any provisions in this Agreement before any court, governmental or regulatory authority or body, or any arbitral body. Neither any member of the Selling Group nor the Purchased Assets is subject to any outstanding order, investigation, writ, injunction or decree affecting the Business of Seller or any of the Purchased Assets.

3.10 Compliance with Laws. Except as set forth in Schedule 3.10, each of the individuals and entities in the Selling Group is, and has conducted the Business of Seller, in compliance with all applicable Laws, including all applicable Laws respecting Medicare and Medicaid, 42 U.S.C. § 1320a-7b(b) (the “Anti-Kickback Statute”), 42 U.S.C. § 1395nn (the “Stark Law”), 42 U.S.C. § 1320a-7a(a)(5) (the “Beneficiary Inducement Law”); the Health Insurance Portability and Accountability Act as amended by the Health Information Technology for Economic and Clinical Health (“HITECH Act”) and the privacy and security standards set forth at 45 C.F.R. Parts 160 and 164 (collectively “HIPAA”), employment (including the appropriate classification of employees and independent contractors), employment practices, terms and conditions of employment and wages and hours (including severance and termination), civil rights, Taxes and filing requirements of any kind, and no member of the Selling Group has received any notice of noncompliance with or violation of any applicable Law. No member of the Selling Group is (nor is aware that it is) currently under investigation by any governmental agency or organization (or any entity with legal authority to conduct an investigation on behalf of same) regarding compliance with the statutes and regulations governing the provision of items and services to beneficiaries of any federal or state healthcare program, or by any commercial third-party payor in connection with the provision of healthcare items and services to patients who are covered by such third-party payor.

3.11 Licenses and Permits. Schedule 3.11 of the Disclosure Schedule lists all material governmental or other permits, licenses, approvals, certificates of inspection, filings, franchises and other authorizations that are issued to, held or used by Seller, or for which Seller has applied, in connection with the current operation of the Business, and any limitations thereto. Seller has all material governmental or other permits, licenses, approvals, certificates of inspection, filings, franchises and other authorizations that are necessary to own and operate the Purchased Assets and to conduct its Business as it is presently being conducted and Seller has not received notice alleging that any other governmental or other permits, licenses, approvals, certificates of inspection, filings, franchises and other authorizations are required. Each member of the Selling Group owns and will transfer to Acquirors at the Closing all licenses and permits to the extent transferable required for Acquirors’ lawful use of the Purchased Assets, except to the extent that the transfer of any license and permit violates any Law or the terms of such license or permit and which are identified in Schedule 3.11. Seller shall reasonably cooperate with Acquirors to facilitate Acquirors’ obtaining all necessary permits and licenses in connection with the operation of the Business effective as of the Closing Date.

3.12 Taxes. Except as set forth in Schedule 3.12:

(a) Each member of the Selling Group has filed (or had filed on their behalf) all Tax Returns that they were required to file under applicable laws and regulations. All such Tax Returns were correct and complete in all respects and were prepared in compliance with all applicable laws and regulations. All Taxes due and owing by (or with respect to the operations of) any member of the Selling Group (whether or not shown on any Tax Return) have been paid. Adequate amounts for unpaid Taxes of any member of the Selling Group have been reserved and set aside for payment of such Taxes. No member of the Selling Group is the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where any member of the Selling Group did not file Tax Returns that any member of the Selling Group is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of Purchased Assets.

(b) Seller has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder, member or other third party.

(c) To Selling Group’s Knowledge, no foreign, federal, state or local Tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to any member of the Selling Group or any consolidated, combined or unitary group of which Seller is or was a member. Neither Seller nor any consolidated, combined or unitary group of which it was a member has received from any foreign, federal, state or local taxing authority (including jurisdictions where Seller or any consolidated, combined or unitary group of which it is a member has not filed Tax Returns) any (i) notice indicating an intent to open an audit or other review; (ii) request for information related to Tax matters; or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted or assessed by any taxing authority against Seller or any consolidated, combined or unitary group of which it is a member.

(d) Neither Seller nor any consolidated, combined or unitary group of which Seller is a member has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(e) Seller is not a party to any agreement, contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Code § 280G (or any corresponding provision of state, local or foreign Tax law). Seller has not been a United States real property holding corporation within the meaning of Code § 897(c)(2) during the applicable period specified in Code § 897(c)(1)(A)(ii). Seller and any consolidated, combined or unitary group of which it is a member has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code § 6662. Seller is not a party to or bound by any Tax allocation or sharing agreement. Seller has not been a member of an Affiliated Group (as defined in the Code) filing a consolidated federal income Tax Return and Seller does not have any Liability for the Taxes of any other Person, whether as a result of being a member of an Affiliated Group, a transferee, successor, by contract, or otherwise.

(f) Seller will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:

(i) change in method of accounting for a taxable period ending on or prior to the Closing Date;

(ii) “closing agreement” as described in Code § 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date;

(iii) intercompany transaction or excess loss account described in Treasury Regulations under Code § 1502 (or any corresponding or similar provision of state, local or foreign income Tax law);

(iv) installment sale or open transaction disposition made on or prior to the Closing Date; or

(v) prepaid amount received on or prior to the Closing Date.

(g) Seller has not distributed stock of another Person or has had its stock distributed by another Person in a transaction that was purported or intended to be governed in whole or in part by Code § 355 or Code § 361.

(h) Neither Seller nor any consolidated, combined or unitary group of which Seller is a member has engaged in any “listed transaction” as defined in the Treasury Regulations promulgated under Section 6011 of the Code.

3.13 Financial Information. Seller’s financial information provided by the Selling Group to Acquirors is true, accurate, complete and consistent with past practices of the each member of the Selling Group, consistently applied. In the first six (6) months of 2013, Seller’s Business generated approximately Seven Million Seven Hundred Forty Nine Thousand Seven Hundred Seventy Seven Dollars ($7,749,777) in annualized revenues (excluding any electronic health record incentive payments) and approximately eighty six thousand one hundred sixty two (86,162) annualized patient encounters.

3.14 Leased Real Property. The only real estate used in the operation of the Business (other than access to Facilities free of charge to perform clinical services) are the real properties listed in Schedule 3.14 hereto, which are collectively referred to herein as the “Leased Real Property.” All of such Leased Real Property is leased by Seller pursuant to contracts described in Schedule 3.14 hereto, a true and correct copy of each having been previously delivered to Acquirors (the parties from whom the Leased Real Property is leased are referred to herein as the “Landlords”), and which have not been amended, modified or assigned (the “Real Property Leases”). With respect to the Leased Real Property:

(a) To Selling Group’s Knowledge, the buildings, plants, improvements, structures and fixtures on the Leased Real Property: (i) have been properly maintained; (ii) are in good operating condition and repair, normal wear and tear excepted; (iii) are in accordance with all applicable Laws applicable to Seller or the Leased Real Property, provided that any such noncompliance would not have a Material Adverse Effect; and (iv) while in Seller’s possession, the Leased Real Property has not been subject to any flooding, water damage or seepage;

(b) except as set forth on Schedule 3.14 hereto, there are no leases, subleases, licenses, concessions or other agreements (whether written or oral) to which Seller is a party, that grant to any person the right to use or occupy any portion of the Leased Real Property;

(c) except as set forth on Schedule 3.14 hereto, there are no Persons (other than Seller) in possession of the Leased Real Property;

(d) the Leased Real Property is supplied with utilities and other services necessary for the conduct of the Business of Seller and the operation of the Facilities; and

(e) the Real Property Leases are being fully performed and are in full force and effect and are enforceable in accordance with their terms and, to the Selling Group’s Knowledge, the Landlords are not in breach or default, or alleged to be in breach or default with respect thereto, and no conditions exist or events have occurred which with the giving of notice or the passage of time or both could give rise to a breach or default thereunder by Seller.

3.15 Environmental.

(a) To Selling Group’s Knowledge, Seller has complied and is currently in compliance with all Environmental Laws, and Seller possesses all environmental licenses and permits necessary to operate the Business in compliance with Environmental Law (“Licenses”) and has filed all notices or applications required by such Licenses.

(b) Seller has not been subject to, or received any written notice of, any private, administrative or judicial action, or notice of any intended private, administrative or judicial action relating to the presence or alleged presence of hazardous materials in, under or upon any real property currently or formerly owned, leased or used by (i) Seller or any of its predecessors; or (ii) any Person that has, at any time, transported, treated or disposed of hazardous materials on behalf of Seller or any of its predecessors; and (iii) there are no pending or, to the Selling Group’s Knowledge, threatened actions or proceedings (or notices of potential actions or proceedings) from any governmental authority or any other person regarding any matter relating to any Environmental Law.

(c) To the Selling Group’s Knowledge, there are no present and have been no past events, conditions, circumstances, activities, practices, incidents or actions that might be expected to interfere with or prevent continued compliance with any Environmental Law, give rise to any legal obligation or liability or otherwise form the basis of any claim, action, suit, proceeding, hearing or investigation against or involving Seller or any real property presently or previously owned or used by Seller or any of its predecessors or any off-site disposal or treatment site used by Seller or any of its predecessors under any Environmental Law or related common law theories.

3.16 Broker Fees. There are no broker’s or finder’s fees or obligations due to any persons engaged by any member of the Selling Group or any of their Affiliates, employees, contractors, representatives or agents, in connection with the transactions contemplated by this Agreement except which shall be borne by Seller and paid at the Closing.

3.17 Interim Conduct of Business. Since June 19, 2013, through the date hereof, Seller and each Owner have caused the operations of Seller to be carried on in the normal course of business, diligently and lawfully, and in substantially the same manner as they previously were carried out. Since June 19, 2013, Seller has not suffered the existence or allowed the creation of any Liens of any nature on such Seller’s property or assets, except in the ordinary course of business or as set forth in Schedule 3.17. Seller has not (a) engaged in any activities or transactions which are outside the ordinary course of business of Seller as conducted prior to and as of June 19, 2013, which would result in a Material Adverse Effect to the Business; or (b) altered or taken any action to alter, Seller’s relationships with its suppliers, employees, independent contractors or any other relationships related to the Business, or, its Facilities, patients, referral sources or third party payors which would result in a Material Adverse Effect to the Business.

3.18 Undisclosed Material Liabilities. As of the date of this Agreement, there are no Liabilities of Seller of a nature required to be reflected on a balance sheet prepared in accordance with cash basis accounting other than liabilities reflected in the Financial Statements, or which would not have a Material Adverse Effect.

3.19 Certain Payments

(a) Except as set forth in Schedule 3.19, and with respect to the conduct and operation of the Business of Seller, no member of the Selling Group nor, to the Selling Group’s Knowledge, any partner, manager, officer, agent or employee of Seller or any other person associated with or acting for or on behalf of Seller, has directly or indirectly (i) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any person, private or public, regardless of form, whether in money, property or services (A) to obtain favorable treatment in securing business; (B) to pay for favorable treatment for business secured; (C) to obtain special concessions or for special concessions already obtained for or with respect to Seller; or (D) which is in violation of any legal requirements; (ii) established or maintained any fund or asset that has not been recorded in the books and records of Seller; or (iii) been a party to, or the beneficiary of, any agreement, contract, understanding or business venture (whether oral or in writing) with any person or entity which violates the Anti-Kickback Statute or the Stark Law, any other state, federal or local law governing the referral of patients, any regulation promulgated pursuant to any of the foregoing, or any court or administrative order to any of the foregoing.

(b) Except as set forth in Schedule 3.19, (i) all claims submitted by Seller for reimbursement to third party payors (including, but not limited to, governmental payors) are true, complete and accurate; (ii) no claims for recoupment of any moneys paid to Seller have been asserted or are outstanding from third party payors, which would have a Material Adverse Effect on the Business; (iii) the billing practices of Seller are in compliance with all applicable Laws and consistent with industry standards; (iv) no billing audits or audits by Recovery Audit Contractors, Program Integrity Contractors or Zone Program Integrity Contractors have occurred within three (3) years prior to the date hereof nor are any such audits currently ongoing, noticed to Seller or, to the Selling Group’s Knowledge, threatened, which would have a Material Adverse Effect on the Business; (v) no inquiries or complaints regarding quality of medical services rendered by Seller have been received by Seller which would have a Material Adverse Effect on the Business; and (vi) all overpayments have been timely repaid by Seller in accordance with Section 1128J(d) of the Social Security Act and other applicable Law.

3.20 Designated Health Services. If Seller has provided any “designated health services” as such term is defined in the Stark Law, Seller has at all times operated as a “group practice” as defined in 42 C.F.R. § 411.352 and has provided such designated health services in accordance with the “in-office ancillary services” exception set forth at 42 C.F.R. § 411.352, or other applicable provisions of the Stark Law.

3.21 Medical Director Agreements. All Contracts of Seller for medical director services (or other similar administrative services), and all other Contracts with any provider or supplier of healthcare items, supplies or services (each a “Health Care Entity”) have been performed in accordance with the requirements of the Stark Law, the Anti-Kickback Statute and other applicable Laws, and no Owner or, to Selling Group’s Knowledge, Provider employee of Seller, acting within the course or scope of his or her employment, or any member of the Selling Group has been a party to a direct or indirect financial relationship or has offered, paid, solicited or received, directly or indirectly, any remuneration from a Health Care Entity except in strict compliance with applicable requirements of the Stark Law and the Anti-Kickback Statute.

3.22 Not Misleading. To Selling Group’s Knowledge, the representations and warranties contained in this ARTICLE III do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in ARTICLE III not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF ACQUIRORS

In order to induce the Selling Group to enter into this Agreement and to sell the Purchased Assets, each of the Acquirors represents and warrants to the Selling Group all of the matters set forth in this ARTICLE IV; any exceptions to such representations and warranties shall be set forth in a Disclosure Schedules specifying in each case to which section of ARTICLE IV such exceptions apply.

4.1 Organization of Acquirors. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of its state of formation and state of operations and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. PC Buyer is a professional medical corporation duly organized, validly existing and in good standing under the Laws of its state of formation and state of operations and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

4.2 Authority Relative to this Agreement. Each of the Acquirors has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by each Acquiror, and no other proceedings on the part of Acquirors are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Acquirors and constitutes a valid and binding agreement of each Acquiror, enforceable against Acquirors in accordance with its terms, except as such agreement may be limited by the availability of equitable remedies or by bankruptcy, insolvency or other Laws affecting the enforcement of creditors’ rights.

4.3 No Violation. Neither the execution and delivery of this Agreement by Acquirors nor the consummation of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the Articles of Incorporation, Bylaws or other similar governing documents of Acquirors; (ii) to Acquirors’ Knowledge, conflict with, result in any material breach of any provision of, or constitute a default or permit any Person to terminate, accelerate the performance required by, or accelerate the maturity of, any indebtedness or other obligation relating to any of Acquirors under any contract or agreement of any kind to which any of the foregoing is a party or to which any Acquiror is subject; or (iii) to Acquirors’ Knowledge, violate or conflict with any Law to which any Acquiror or any of its properties is subject.

4.4 Legal Proceedings, Etc. There is no claim, suit, action, proceeding, arbitration, mediation or other dispute pending or, to Acquirors’ Knowledge, threatened, which could reasonably be expected to affect the enforceability of any provision in this Agreement before any court, governmental authority or any arbitral body.

4.5 Broker Fees. The Selling Group shall not be responsible for any broker’s or finder’s fees or obligations due to any persons engaged by Acquirors, or any of their affiliates, employees, representatives or agents in connection with the transactions contemplated by this Agreement.

ARTICLE V

COVENANTS OF THE PARTIES

5.1 Further Assurances. Subject to the terms and conditions of this Agreement, each of the parties agrees to use its commercially reasonable efforts at its own expense (unless otherwise provided in this Agreement) to take, or cause to be taken, all action and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement. For at least six (6) months following the Closing, Seller and each Owner shall, during normal business hours, cooperate with Acquirors and assist Acquirors as reasonably requested by Acquirors in the transition of the Business to Acquirors on an as-needed basis, including answering questions, facilitating the employment of those of Seller’s employees and/or independent contractors which Acquirors choose to employ subsequent to Closing, facilitating prompt collections of its accounts receivable, introducing Acquirors to the medical community and Seller’s suppliers and service providers, and such other actions as Acquirors may reasonably request. For at least six (6) months following the Closing, if further action is necessary or desirable to carry out the purposes of this Agreement, each of the parties, as applicable, shall take all commercially reasonable action as may reasonably be requested by the other party.

5.2 Employment.

(a) At or prior to the Closing, Seller shall serve notice of assignment of employment agreement (provided that the terms of such employment agreements and assignments are reasonably acceptable to Buyer and/or PC Buyer) to Buyer or PC Buyer, as applicable, to its Providers, employees and/or independent contractors who will work for Buyer, PC Buyer or their Affiliate after the Closing, and a notice of termination to its employees and/or independent contractors who will not work for Buyer, PC Buyer or their Affiliate after the Closing, and Seller shall be responsible for any obligations or payments to such Providers, employers and/or independent contractors related to or arising from their employment or service prior to the Closing.

(b) At or prior to the Closing, Seller and each Owner shall use their best efforts to assist Buyer, PC Buyer, or an Affiliate of an Acquiror, as applicable, in entering into new employment agreements with certain of Seller’s Providers, employees and/or independent contractors who will work for Buyer, PC Buyer, or an Affiliate of an Acquiror after the Closing, and Seller shall be responsible for any obligation or payments to such Providers, employees and/or independent contractors related to or arising from their employment or service prior to the Closing.

(c) PC Buyer shall not refuse without Cause to accept the assignment of an employment agreement or enter into an employment agreement with any of Seller’s Providers who are willing to accept employment by PC Buyer on terms reasonably acceptable to PC Buyer. For purposes of this Section 5.2 and Section 2.1(e), “Cause” shall be defined as the following:

(i) The Provider has failed to meet all the requirements of the New York State Board of Medicine, New York State Board of Nursing, New York State Department of Education, or any other appropriate New York state authority, as applicable;

(ii) The Provider has a restricted license to practice his/her profession, or has been sanctioned or placed on probation by a New York state authority;

(iii) The Provider has been sanctioned by or is in a Corrective Action Plan with Medicare, Medicaid, or any other governmental healthcare program;

(iv) The Provider is currently indicted or has been convicted of, or pleaded guilty or no contest to, a felony or crime involving moral turpitude;

(v) Any substantiated reason or cause which adversely affects the ability of the Provider to perform service on behalf of PC Buyer to a substantial degree, including without limitation, alcohol, drug or substance abuse, conduct endangering the health or safety of patients, or mental incompetence or deficiency;

(vi) For nurse practitioner Providers, the Provider is not actively certified through a recognized national board; or

(vii) The Provider has failed to meet the routine screening, verification of work history, or criminal background check requirements of PC Buyer’s pre-employment risk review process.

(d) Acquirors agree that effective upon the Closing, (i) PC Buyer shall accept assignment, on terms acceptable to PC Buyer, of the employment agreements or make commercially reasonably efforts to enter into new employment agreements, as applicable, with Seller’s employed or contracted Providers meeting the employment criteria of PC Buyer in accordance with this Agreement (so that no lapse shall occur between the Closing Date and the effective date of the contract with PC Buyer) (the “Transferred Providers”) and (ii) Buyer shall accept assignment, on terms acceptable to Buyer, of the employment agreements with Seller’s employed or contracted employees meeting the employment criteria of Buyer in accordance with this Agreement (so that no lapse shall occur between the Closing Date and the effective date of the contract with Buyer) (the “Transferred Management Employees”). Effective as of the first day of the month following the Closing, Acquirors shall establish or make available, through itself or an Affiliate, to all of the Transferred Providers and Transferred Management Employees, employee benefit plans (collectively “Acquirors’ Employee Plans”), in accordance with and subject to such Acquirors’ Employee Plans and the policies and procedures of Acquirors or their Affiliates. For purposes of eligibility to participate and vesting in the Acquirors’ Employee Plans provided by Acquirors to such Transferred Providers and Transferred Management Employees (other than Acquirors’ Employee Stock Purchase Plan), but not benefit accrual, Acquirors shall provide that the Transferred Providers and Transferred Management Employees will be credited with their years of service with Seller and any predecessors thereof. Subject to the terms of the relevant Employee Benefit Plan, the eligibility of any Transferred Providers and Transferred Management Employees to participate in any welfare benefit plan or program of Acquirors or their Affiliates shall not be subject to any exclusions for any pre-existing conditions or length of hire restrictions if such individual has met the participation requirements of similar benefit plans and programs of Seller. In addition, an Acquiror or an Affiliate of Acquirors shall enter into employment relationships with Administrative Personnel whom Acquirors deem necessary to operate the Business post-Closing and who meet the employment criteria of Acquirors.

(e) Seller shall be liable for all employee or contractor accrued compensation or bonus payments, payments that may be required to be made under any termination, severance or similar plan, policy, arrangement or Employee Benefit Plans of Seller, or the termination of the employment of any officer or employee or independent contractor of Seller, as a result of the transactions contemplated herein. Seller shall be responsible for the payment of any Provider stay-related, transition, or signing bonuses, severance payments, or bonus guarantees in excess of the Provider’s current salary with Seller, or any other incentives related specifically to the transactions contemplated by this Agreement. Any such bonus or incentive payment shall require the prior written notice to Acquirors. All such bonus and incentive payments are set forth in Schedule 5.2(e).

(f) This Section 5.2 shall be binding upon and inure solely to the benefit of each of the parties, and nothing in this Section 5.2, express or implied, shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 5.2. Nothing contained herein, express or implied, shall be construed to establish, amend or modify any benefit plan, program, agreement or arrangement. The parties acknowledge and agree that the terms set forth in this Section 5.2 shall not create any right in any Transferred Providers and Transferred Management Employees or any other Person to any continued employment with Acquirors or its Affiliates or compensation, benefits or other terms and conditions of employment any nature or kind whatsoever.

5.3 Use of Purchased Assets. From and after the Closing, Seller shall not use, and acknowledge that they will have no right or license to use, the Purchased Assets in any manner; provided, however, Seller may continue to use the name “Geriatric Services, P.C.” in connection with the collection of Seller’s accounts receivable, as set forth on Schedule 1.1. Notwithstanding the foregoing, Seller shall, at its own expense and within thirty (30) days after Closing, cause the name “Geriatric Services, P.C.” to be deleted from all signs, stationery, websites, advertising and other embodiments pertaining to the Business of Seller, and Seller shall have removed any reference to the Business or the Purchased Assets from any and all websites and marketing materials and all websites of Seller shall have been redirected to a website designated in writing (which may be via electronic transmission) by Acquirors. In no event shall Seller use the name “Geriatric Services, P.C.” or any other name in a manner adverse to Acquirors or their Affiliates.

5.4 Further Proceeds. Seller shall pay, upon receipt, to Acquirors any payments Seller may receive from third parties in respect of the operation of any Acquired Assets subsequent to the Closing and any payments against accounts receivable of Acquirors arising subsequent to the Closing or in connection with any services to be provided subsequent to the Closing which come into possession of Seller. Seller shall pay, upon receipt, to PC Buyer any payments Seller may receive from third parties in respect of the operation of any PC Acquired Assets subsequent to the Closing Date and any payments against accounts receivable of PC Buyer arising subsequent to the Closing Date which come into the possession of Seller. Acquirors shall pay, upon receipt, to Seller, as applicable, any payments Acquirors may receive from third parties in respect of the operation of any other Purchased Assets prior to the Closing Date and any payments against accounts receivable of Seller arising prior to the Closing Date (other than advances arising prior to the Closing Date in connection with services to be provided subsequent to the Closing Date).

5.5 Audit; Access To Financial Information. Subsequent to the Closing, each member of the Selling Group shall take or cause to be taken all action reasonably necessary upon notice during normal business hours at Acquirors’ sole cost and expense to allow Acquirors’ accountants, employees and other representatives access to Seller’s facilities, books, records and personnel in order that Acquirors may have full opportunity to make such inquiry as is necessary for the conduct and completion of a certified audit of Seller’s financial position, results of operation and cash flows (“Financial Statements”) by the public accounting firm of Ernst & Young. Each member of the Selling Group agrees and acknowledges that Acquirors have the right to include the Financial Statements in any filings or disclosures requested or required by any financial institution, stock market or exchange, contract or by Law (collectively “Filings”) and agree to execute any consents required in connection with any such Filings.

5.6 Notice of Developments. Prior to the Closing, each party to this Agreement shall give prompt written notice to each other parties of any act or omission causing a material breach of any of its representations and warranties in ARTICLE III or ARTICLE IV, as applicable. No disclosure by any such party pursuant to this Section 5.6, however, shall be deemed to amend or supplement any disclosure the purpose of which is to limit the scope of or to prevent or cure any misrepresentation or breach of warranty, covenant or any provision of this Agreement.

5.7 Public Announcements. Prior to the Closing, no party will issue or make any, press release or report to the public with respect to this Agreement or the detailed financial transactions contemplated hereby without the prior consent of the other parties; provided, however, that the Acquirors shall be permitted to issue one press release prior to Closing, provided Selling Group consents to such press release, such consent not to be unreasonably withheld or delayed. If any party is unable to obtain the approval of its public press release, report or statement from the other parties and such report, statement or release is, in the opinion of legal counsel to such party, required by Law in order to discharge such party’s disclosure obligations, then such party may make or issue the legally required report, statement or release on prior notice and shall promptly furnish the other party with a copy thereof.

5.8 Prior Acts Coverage. Prior to the Closing, Seller shall use best efforts to obtain the malpractice polices and loss run reports for the Transferred Providers, including those insured by “slotted” policies. After review by Acquirors of the policies and reports submitted by Seller, PC Buyer shall have the right to require, after consultation with Selling Group, the Transferred Provider in question to (a) change insurance carriers (if not insured by an admitted carrier in the State of New York), (b) obtain prior acts coverage to the extent that the Transferred Provider in question does not have coverage for a period of time at least as long as the statute of limitations for medical malpractice in the State of New York for an adult patient, or (c) obtain increased medical malpractice coverage with limits up to One Million Three Hundred Thousand Dollars ($1,300,000) per occurrence and Three Million Nine Hundred Thousand Dollars ($3,900,000) in the annual aggregate, as applicable. In the event Acquirors determine in good faith that either of the foregoing options is not commercially reasonable, Acquirors shall have the right, upon consultation with Selling Group, to terminate the employment of the Transferred Provider in question. The foregoing obligations of Selling Group and the costs associated with actions taken under subsections (a), (b), and (c) herein, shall hereinafter be defined as “Selling Group’s Prior Acts Liabilities”. To the extent permitted by such individual based policy(ies), each Provider shall appoint PC Buyer, or an employee of PC Buyer or an Affiliate of PC Buyer, as his or her program administrator.

5.9 Noncompetition and Nonsolicitation Provisions. Seller agrees, as permitted by applicable law, that it will transfer, convey, assign and deliver to Acquirors all of the rights to enforce any remaining term of the noncompetition and nonsolicitation provisions of any agreement with any Provider, employee or independent contractor who does not enter into an employment agreement with or whose employment agreement is not assigned to Buyer, PC Buyer or their Affiliate at the Closing to the extent transferable. Seller agrees that at its or Buyer election, it will use commercially reasonably efforts to enforce any noncompetition or nonsolicitation provisions within or relating to Kalchthaler Purchase Agreement, Kalchthaler Notes, or other agreements by and among Kalchthaler and any member of Selling Group, for the applicable duration of any such provision. If the enforcement efforts occur after the end of the Supplemental Earnout Measurement Period, then the enforcement efforts shall be at Acquirors’ sole cost and expense.

5.10 COBRA. On and after the Closing Date, Seller shall be responsible for (a) complying with all notice requirements of COBRA, and (b) providing COBRA continuation coverage to all “M&A qualified beneficiaries,” as that term is defined by Treasury Regulations § 54.4980B-9, Q&A-4, with respect to the transactions contemplated by this Agreement for at least the maximum period that continuation coverage may be available to the M&A qualified beneficiaries (including any second qualifying events experienced by the M&A qualified beneficiaries) under COBRA.

5.11 Kickbacks and Referrals.

(a) Notwithstanding anything that may be explicitly or implicitly suggested to the contrary in this Agreement, the parties shall not do any act prohibited by Section 1128B(b) of the Social Security Act. Without limiting the generality of the foregoing, neither Seller nor any Owner shall have any duty whatsoever to refer any individual, or arrange for any individual to be referred, or recommend that any individual be referred, to PC Buyer for the furnishing or arranging for the furnishing of any item or service that may be paid for, in whole or in part, by a Governmental Payment (as defined below). No part of the consideration under this Agreement is in any way intended or offered to produce or accomplish any transaction or relationship that is prohibited by state or federal law and such an intention is vigorously disclaimed by all parties. For purposes hereof, a “Governmental Payment” shall mean any payment, in whole or in part, that is made under Title XVIII of the Social Security Act (commonly known as Medicare) or under a State health care program under the Social Security Act (including Medicaid (Title XIX) and Titles V and XX).

(b) The parties shall comply with the Stark Law and its implementing regulations. As long as either Seller or any Owner is considered to have a “financial relationship” (as defined in 42 U.S.C. § 1395nn) with PC Buyer, then neither Seller nor any Owner shall make any referral to PC Buyer for the furnishing of “designated health services” (as defined in 42 U.S.C. § 1395nn) for which payment otherwise could be made under Title XVIII of the Social Security Act (Medicare) or, to the extent applicable as described in 42 U.S.C. § 1396, Title XIX of the Social Security Act (Medicaid), unless an applicable exception is met.

(c) In the event that Seller or any Owner obtains an ownership interest or equity interest in an Acquiror or any of its Affiliates or any entity that an Acquiror or any of its Affiliates has a direct or indirect financial interest in and is in a position to refer any “designated health services” (as defined in 42 U.S.C. § 1395nn) from an entity in which Seller or any Owner (or a member of his or her immediate family) has a financial interest to such entity, such referral shall not be made without the prior disclosure to and approval of Acquirors. The ownership of a publicly traded security or mutual fund (as defined in 42 U.S.C. § 1395nn(c)) shall not be deemed an ownership or financial interest if such ownership qualifies for an exception under the Anti-Kickback Statute and/or the Stark Law. No payment shall be made to Seller or any Owner that is intended to induce or that shall require the recommendation or referral of any patient, directly or indirectly, to any entity owned by any Acquiror or any Affiliate of an Acquiror and further, is determined in any manner that takes into account the volume or value of business generated between the parties.

5.12 Operation of the Business until Closing. From the date of this Agreement through the Closing Date, Seller agrees to operate the Business in the normal course of business diligently, in compliance with all applicable Laws, and in substantially the same manner as the Business has been carried out through the date of this Agreement. From the date of this Agreement through the Closing Date, Seller shall not sell or allow the creation of any Liens on the Purchased Assets, except as set forth in Schedule 3.17. Seller shall not (a) engage in any activities or transactions which are outside the ordinary course of business of Seller as conducted prior to and as of the date of this Agreement; (b) alter or take any action to alter its relationships with its suppliers, employees, independent contractors, Facilities, patients, referral sources or third party payors in such a way as to have a Material Adverse Effect, (c) amend its organizational documents; (d) issue any additional equity securities or grant any option, warrant or right to acquire any equity securities or issue any security convertible into or exchangeable for such securities or alter in any way any of its outstanding equity securities or make any change in outstanding equity securities or its capitalization, whether by reason of a reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, dividend or otherwise; (e) fail to keep in full force and effect insurance policies comparable in amount and scope to coverage maintained as of the date hereof; (f) take any other willful and knowing action that would result in a material breach of any representations and warranties made by Seller or any Owner in this Agreement; (g) settle, release or forgive any claim or litigation or waive any right thereto; (h) enter into any transaction material to the Business, except in the ordinary course of business consistent with past practice; (h) increase the compensation or fringe benefits (including, but not limited to, vacation or paid time off entitlement) of any present or former director, officer, employee, individual consultant or independent contractor of Seller, (i) grant any severance, bonus, change of control or termination payment to any present or former director, officer, employee, individual consultant or independent contractor of Seller, (j) establish, adopt, enter into, amend or terminate any Employee Benefit Plan or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Employee Benefit Plan if it were in existence as of the date of this Agreement, (k) grant any equity or equity-based awards, (l) forgive or discharge in whole or in part any outstanding loans or advances to any present or former director, officer, employee, individual consultant or independent contractor of Seller, or (m) agree, whether in writing or otherwise, to do any of the foregoing set forth in clauses (a) through (m).

5.13 No Solicitation of Alternate Transaction. Between the date of this Agreement and the Closing Date, Seller shall not, and shall ensure that, its directors, members, officers, partners, employees, independent contractors, consultants, counsel, accountants, investment advisors and other representatives and agents shall not, directly or indirectly, solicit offers from, negotiate with, provide any nonpublic information to, enter into any agreement with, or in any manner encourage, accept or consider any proposal of, any third party relating to the acquisition of Seller, any of its assets (except in the ordinary course of business) or Business, in whole or in part, whether through a tender offer (including a self-tender offer), exchange offer, merger, consolidation, sale of substantial assets or of a significant amount of assets, sale of securities, acquisition of any of Seller’s securities, liquidation, dissolution or similar transaction involving Seller (each, a “Prohibited Transaction”). Seller shall promptly inform Acquirors of any such inquiry, the name of the third party making such inquiry and the terms of any proposal. In the event Seller enters into a Prohibited Transaction, Seller shall reimburse Acquirors for all of its costs and expenses related to the transactions contemplated by this Agreement, without limiting the other rights of Acquirors under any Law.

5.14 Custodian of Records. From and after Closing, Seller shall remain as custodian of medical records of Seller, including all medical records related to the Business prior to the Closing. PC Buyer shall not assume any responsibility, and shall not be liable, to any third party related to Seller’s medical records or protected health information. PC Buyer may examine, and at its expense, make copies of medical records as necessary in connection with the provision of medical services after the Closing. Seller shall provide PC Buyer with reasonable access to such medical records during normal business hours, upon reasonable advance notice, to examine and make copies of the medical records, as necessary, to conduct the Business after Closing. Seller’s medical records, including all medical records related to the Business prior to Closing, shall be Excluded Assets (as defined in Section 1.2).

5.15 Assignment of Agreements. Within sixty (60) days of the Closing Date, Seller shall cause all of those certain Contracts (as set forth Schedule 3.8(b)(11) – (18).), to be either terminated or assigned to PC Buyer.

5.16 Electronic Health Records. Acquirors agree to make best efforts to implement an electronic health records (“EHR”) system or program in the Business and shall not unreasonably delay such implementation; provided, however, that Seller acknowledges and agrees that Acquirors shall not be liable to Seller for failure to implement or any delay in implementation of an EHR system or program, or to any liability related to the earning of any federal incentive payments related to the implementation of such EHR system.

ARTICLE VI

SURVIVAL; INDEMNIFICATION

6.1 Survival. All representations and warranties of Acquirors and each of the entities and individuals in the Selling Group contained in this Agreement shall survive the Closing and shall remain in full force and effect for the longer of any applicable statute of limitations or a period of two (2) years after the Closing; provided, however, that the representations and warranties set forth in Sections 3.1 (Organization), 3.2 (Authority Relative to this Agreement), 3.3 (No Violation), 3.4 (Purchased Assets), 3.7 (ERISA; Benefit Plans), 3.10 (Compliance with Laws), 3.12 (Taxes), 3.16 (Broker Fees), 3.19 (Certain Payments), 3.20 (Designated Health Services), 4.1 (Organization of Acquirors), 4.2 (Authority Relative to this Agreement), 4.3 (No Violation) and 4.5 (Broker Fees) (collectively, the “Fundamental Representations”) shall survive the Closing and shall remain in full force and effect until the expiration of the applicable statute of limitations. Notwithstanding any right of any party to investigate fully the affairs of another party, and notwithstanding any knowledge of facts determined or determinable by any party pursuant to such investigation or right of investigation, each party has the right to rely fully upon the representations, warranties, covenants, agreements of any other party contained in this Agreement or in any certificate or other document delivered pursuant to or in connection with the transactions contemplated by this Agreement. Covenants of Acquirors and each of the entities and individuals in the Selling Group that contemplate or may involve actions to be taken or obligations in effect after the Closing shall survive the Closing in accordance with their terms, or if no term is specified, for two (2) years following the Closing. Any claims for indemnification under this Section 6.1 must be made, if at all, within the applicable survival period set forth in this Section 6.1.

6.2 Indemnification. From and after the Closing, the parties to this Agreement shall indemnify each other as set forth below.

(a) Seller and each Owner shall, jointly and severally, indemnify, defend and hold harmless each of the Acquirors and each of Acquirors’ respective shareholders, officers, directors, employees, agents and affiliates (the “Acquiror Indemnitees”), from and against any and all losses, damages, Liabilities and claims (“Losses”) arising out of, based upon, or resulting from any or all of (i) the Excluded Assets; (ii) the Excluded Liabilities; (iii) any action, claim or proceeding, whether brought or threatened, by any future, current or former equity owner of Seller or beneficiary of any Owner or any relative or Affiliate of any such future, current or former equity owner of Seller or beneficiary of any Owner; (iv) any Liability, other than the Assumed Liabilities, of any member of the Selling Group (including any Liability of any Acquiror under any bulk transfer law, any common law or other legal doctrine of de facto merger or successor liability, or otherwise by operation of Law) and any Liability for Taxes of any member of the Selling Group; (v) any inaccuracy as of the Closing, or at any time thereafter during the applicable survival period as specified in Section 6.1, of any representation or warranty of Seller which is contained in this Agreement or any document contemplated to be delivered in connection with or pursuant to this Agreement, including the Noncompetition Agreements; (vi) any Liability of Seller in connection with ERISA or Employee Benefit Plans; (vii) other than the Assumed Liabilities, any Liability of Seller related to employees or independent contractors of Seller, including workers’ compensation claims, severance payments, claims related to ownership, or compensation accrued prior to the Closing; (viii) any breach or nonfulfillment by any member of the Selling Group of any of its, his, her or their covenants, agreements or other obligations contained in or made pursuant to this Agreement or any agreement contemplated to be delivered in connection with or pursuant to this Agreement, including the Noncompetition Agreements; (ix) any Liability of any member of the Selling Group for a brokerage fee, commission or finder’s fee in connection with the transaction contemplated by this Agreement resulting from a breach of Section 3.16 hereof; (x) any Liability arising from the collection of the accounts receivables of Seller; (xi) any Liability arising from or relating to Seller’s or any Owner’s participation in a governmental or other healthcare program which is or may be asserted before or after the Closing including but not limited to audits, investigations, reviews, overpayments, damages, fines, penalties, costs of investigations, necessary audits and any prospective compliance obligations imposed on any Acquiror including any claims of successor liability resulting from Seller’s or any Owner’s operation of the Business prior to the Closing; (xii) any Liability arising from or relating to any Liens, loans or other forms of indebtedness of any member of the Selling Group; (xiii) any Liability arising from or relating to the operation of the Business prior to the Closing, including any malpractice claims arising from or related to professional services rendered prior to the Closing, (xiv) any Liability arising from or relating to Selling Group’s Prior Acts Liabilities, (xv) any Liability arising from or relating to the allocation and distribution of the Purchase Price among the Selling Group, and (xvi) any Liability arising from or relating to any agreements between the Selling Group and Kalchthaler, including the Kalchthaler Purchase Agreement and the Kalchthaler Notes. Seller and Owners shall reimburse Acquirors for any and all fees, costs and expenses of any kind related to any Losses (including any and all Legal Expenses (as defined below)) and, for purposes hereof, such fees, costs and expenses shall be deemed to be Losses. “Legal Expenses” of a person shall mean any and all fees, costs and expenses of any kind reasonably incurred by such person, including reasonable legal fees incurred in defending against any threatened or asserted claim.

(b) Acquirors shall, jointly and severally, indemnify, defend and hold harmless each individual and entity in the Selling Group and each such individual and entity’s respective members, officers, directors, employees, agents and affiliates from and against any and all Losses arising out of, based upon or resulting from (i) any inaccuracy as of the Closing, or at any time thereafter during the applicable survival period as specified in Section 6.1, of any representation or warranty of any Acquiror which is contained in this Agreement or any document delivered in connection with or pursuant to this Agreement, including the Noncompetition Agreements; (ii) any breach or nonfulfillment by any Acquirors of any of its covenants, agreements or other obligations contained in or made pursuant to this Agreement; (iii) any Liability arising after the Closing in connection with the use or operation of the Purchased Assets after the Closing, or other conduct of the Business, by Acquirors subsequent to the Closing; and (iv) any Assumed Liability. Acquirors shall reimburse Seller for any and all fees, costs and expenses of any kind related to any Losses (including, without limitation, any and all Legal Expenses) and, for purposes hereof, such fees, costs and expenses shall be deemed to be Losses.

(c) Promptly after receipt by any Person entitled to indemnification under this Section 6.2 (an “Indemnified Party”) of notice of the commencement of any action by a third party in respect of which the Indemnified Party will seek indemnification hereunder, or knowledge of an Indemnified Party of any basis for a claim for indemnification hereunder not involving a third party claim (and in no event more than sixty (60) days after receipt of such notice or the discovery of facts giving rise to such knowledge), the Indemnified Party shall notify each Person that is obligated to provide such indemnification (an “Indemnifying Party”) thereof in writing; provided, however, that any failure to so notify the Indemnifying Party shall not relieve it from any Liability that it may have to the Indemnified Party other than to the extent the Indemnifying Party is prejudiced thereby. With respect to a claim for indemnification involving an action brought by a third party and as to which the Indemnifying Party has acknowledged in writing its responsibility to provide indemnification pursuant to this Section 6.2, the Indemnifying Party shall be entitled to control the defense of such action with counsel reasonably satisfactory to the Indemnified Party; provided, however, that the Indemnifying Party shall actively and diligently pursue such defense on behalf of Indemnified Party, the Indemnified Party shall be entitled to participate in the defense of such claim and to employ its own counsel at its own expense to assist in the handling of such claim. The Indemnifying Party shall obtain the prior written approval of the Indemnified Party before entering into any settlement of such claim or ceasing to defend against such claim (with such approval not to be unreasonably withheld); and no Indemnifying Party shall consent to the entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by each claimant or plaintiff to each Indemnified Party of a release from all Liability in respect of such claim. If the Indemnifying Party does not assume control of defense of such action as provided in this Section 6.2, the Indemnified Party shall have the right to defend such action in such manner as it may deem appropriate at the cost and expense of the Indemnifying Party, and the Indemnifying Party will reimburse the Indemnified Party therefor in accordance with this Section 6.2.

(d) In the event the Indemnified Party should have a claim against the Indemnifying Party hereunder which does not involve a claim or demand being asserted against or sought to be collected by a third party, the Indemnified Party shall with reasonable promptness send a notice of such claim the Indemnifying Party. If the Indemnifying Party does not notify the Indemnified Party within thirty (30) days after receipt of the notice that that the Indemnifying Party disputes such claim, the amount of such claim shall be conclusively deemed a liability of the Indemnifying Party hereunder. If the Indemnifying Party does notify the Indemnified Party in writing that it disputes such claim within such thirty (30) day period, the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

(e) In the event that the Indemnifying Party shall be obligated to indemnify the Indemnified Party pursuant to this Section 6.2, the Indemnifying Party shall, upon payment of such indemnity in full, be subrogated to all rights of the Indemnified Party with respect to the claims to which such indemnification relates.

6.3 Limitation on Liability.

(a) Basket. The obligation of Seller and Owners to indemnify the Acquiror Indemnitees under Section 6.2(a)(v) will only arise once the aggregate of such Losses incurred by the party seeking indemnification exceeds One Hundred Fifty Thousand Dollars ($150,000) (the “Basket Amount”). If the Basket Amount is met, the Indemnifying Party shall thereafter indemnify against and compensate and reimburse for the amount of Losses in excess of the initial Fifty Thousand Dollars ($50,000) incurred by the party seeking indemnification.

(b) Cap. The aggregate liability or obligation of Seller and Owners to indemnify the Acquiror Indemnitees under Section 6.2(a)(v) shall not, in the aggregate, exceed One Million Five Hundred Thousand Dollars ($1,500,000) (the “Cap”).

(c) Notwithstanding the foregoing, in no event shall Section 6.3(a) or Section 6.3(b) apply to any Losses suffered or incurred by Acquirors as a result, directly or indirectly, of any of the following: (i) any breach of the Fundamental Representations; (ii) Seller’s willful and/or intentional misrepresentation or fraud; or (iii) any Excluded Liability.

6.4 Effect of Investigation; Waiver. An Indemnified Party’s right to indemnification or other remedies based upon the representations, warranties, covenants and agreements of the Indemnifying Party will not be affected by any investigation or knowledge of the Indemnified Party or any waiver by the Indemnified Party of any condition based on the accuracy of any representation or warranty or compliance with any covenant or agreement. Such representations and warranties and covenants and agreements shall not be affected or deemed waived by reason of the fact that the Indemnified Party knew or should have known that any representation or warranty might be inaccurate or that the Indemnifying Party failed to comply with any agreement or covenant. Any investigation by such party shall be for its own protection only and shall not affect or impair any right or remedy hereunder.

ARTICLE VII

TERMINATION AND ABANDONMENT

7.1 Termination. This Agreement may be terminated and the transactions contemplated herein may be abandoned at any time prior to the Closing only:

(a) by mutual consent of Acquirors, on the one hand, and Seller, on the other hand;

(b) by Seller if any of the conditions specified in Section 2.2 hereof have not been met or waived by Seller at such time as such condition can no longer be satisfied;

(c) by Acquirors, if any of the conditions specified in Section 2.1 hereof has not been met or waived by Acquirors at such time as such condition can no longer be satisfied;

(d) by (i) Acquirors, if Seller shall fail to perform in any material respect, its agreements contained herein required to be performed prior to Closing, or materially breach (that is, a breach which would be subject to indemnification under ARTICLE VI) any of its representations, warranties or covenants contained herein, in each case in writing, without liability to the terminating parties on account of such termination (provided the terminating parties are not otherwise in material default or in material breach of this Agreement); or (ii) Seller, if Acquirors shall fail to perform in any material respect its agreements contained herein required to be performed prior to Closing, or materially breach (that is, a breach which would be subject to indemnification under ARTICLE VI) any of its representations, warranties or covenants contained herein, in each case in writing, without liability to the terminating parties on account of such termination (provided the terminating parties are not otherwise in material default or in material breach of this Agreement); or

(e) by either party if the Closing Date does not occur on or prior to December 16, 2013.

7.2 Procedure and Effect of Termination. In the event of termination by Acquirors, on the one hand, or Seller, on the other hand, pursuant to Section 7.1, written notice thereof shall immediately be given to the other parties and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned without further action by any of the parties hereto. Notwithstanding the foregoing, the obligations set forth in Section 5.7 (Public Announcement), ARTICLE VIII (Miscellaneous), this Section 7.2 and the obligations contained in that certain Nondisclosure Agreement executed on April 4, 2010, by and between an Affiliate of Seller and an Affiliate of Acquirors, shall survive termination of this Agreement, and nothing herein shall relieve any party from its obligations with respect to any breach of this Agreement occurring prior to a termination. In such event, each party shall, upon request, return all documents, work papers and other material of any other party (and all copies thereof) relating to the transactions contemplated herein, whether so obtained before or after the execution hereof, to the party furnishing the same.

ARTICLE VIII

MISCELLANEOUS

8.1 Expenses. Except as otherwise provided in this Agreement, each of the parties hereto shall pay its, his or her own fees and expenses (including the fees of any attorneys, accountants, investment bankers, advisors or others engaged by such party) in connection with this Agreement and the transactions contemplated hereby whether or not the transactions contemplated hereby are consummated.

8.2 Headings. Headings herein are for convenience of reference only, do not constitute part of this Agreement, and shall not be deemed to limit or otherwise affect any of the provisions hereof.

8.3 Notices. All notices or other communications required or permitted hereunder shall be given in writing and shall be deemed given if delivered by hand (including by courier), mailed by registered or certified mail, postage prepaid (return receipt requested), sent by nationally recognized overnight courier providing a delivery receipt, or sent by facsimile or other electronic means, to the address or facsimile number as set forth on the signature pages hereto or such other address or facsimile number as shall be furnished in writing by such party, and any such notice or communication shall be effective and be deemed to have been given as of the date so delivered or, if mailed upon receipt thereof, or if sent by facsimile, or other electronic means, on production of a transmission report by the machine from which it was sent which indicates that the notice was sent successfully in its entirety, and received by, to the recipient; provided, however, that any notice or communication changing any of the addresses or facsimile numbers set forth above shall be effective and deemed given only upon its receipt.

8.4 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, and the provisions of ARTICLE VI shall inure to the benefit of the Indemnified Parties referred to therein; provided, however, that neither this Agreement nor any of the rights, interests or obligations of the parties hereunder may be assigned by any of the parties without the prior written consent of the other parties.

8.5 Entire Agreement. This Agreement (including the Schedules and Exhibits attached hereto which are incorporated herein) embodies the entire agreement and understanding of the parties with respect to the transactions contemplated hereby and supersedes all prior or contemporaneous written or oral agreements, commitments, arrangements or understandings with respect thereto including that certain letter of intent dated June 19, 2013, by and among the Selling Group and an Affiliate of Acquirors, but excluding that certain Nondisclosure Agreement executed as of April 9, 2010, by and between an Affiliate of Seller and an Affiliate of Acquirors and such other documents executed contemporaneously with this Agreement.

8.6 Counterparts; Facsimile Transmission. This Agreement may be executed in any number of counterpart signature pages each of which shall be deemed to be an original and all of which together shall constitute one and the same original instrument. This Agreement and its counterparts may be executed and delivered by facsimile transmission with confirmation of received transmission or other electronic means that faithfully reproduces the original with same effect as if a manually signed original were personally delivered.

8.7 Confidentiality. No party shall issue any press release or announcement or make any disclosure to any other Person (other than its counsel, financial advisors and accountants) relating to the subject matter of this Agreement without the prior written approval of Acquirors and the Selling Group; provided, however, that any party may make any public disclosure it believes in good faith is required by Law, legal process or contract or the requirements of any stock market on which such party’s (or such party’s parent corporation’s), capital stock is listed or quoted (in which case the disclosing party shall advise the other parties of such disclosure and provide them with a copy of such disclosure); and provided, further, that the Acquirors shall be permitted to issue one press release prior to Closing, regardless of Selling Group’s consent. Notwithstanding the foregoing, following the Closing, Acquirors or their Affiliates shall have the right to issue a press release or other announcement announcing the consummation of the transactions contemplated by this Agreement.

8.8 Governing Law. This Agreement shall in all respects be interpreted, construed and governed exclusively by and in accordance with the Laws of the State of New York; provided, however, that each right transferred under Section 5.9 of this Agreement (relating to the enforcement of noncompetition and nonsolicitation provisions) will be governed by the choice of law provision contained in the agreement wherein such noncompetition and nonsolicitation provisions are set forth.

8.9 Certain Definitions.

(a) An “Affiliate” or “affiliate” of a specified Person is a Person, that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the Person specified. As used in this definition, “control” (including, with correlative meanings, “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies of the specified Person (whether through ownership of securities or other ownership interest, by contract or otherwise).

(b) “Acquirors’ Knowledge” means (i) the actual knowledge of Adam Singer, M.D. and R. Jeffrey Taylor as to the matter to which the knowledge relates; and (ii) any additional knowledge that would be available to such persons after making such inquiry into such matter as a reasonable person seeking to accurately, truthfully and completely address such matter would have made under the circumstances applicable to such matter.

(c) “Business” shall mean any of the following: (i) the arranging for and/or provision of Facilities-based medical care and associated services for patients of other physicians, or for patients who do not have a primary care physician while such patients are in Facilities (whether or not such patients are referred via an arms-length contractual relationship with a Facility or a payor); (ii) the arranging for and/or provision of more than a Provider’s pro rata share of emergency room, department, or Facility coverage at a Facility if a Provider is required to provide such coverage by contractual arrangement or by the Facility’s medical staff bylaws, policies, or procedures generally applicable to members of such Facility’s medical staff; (iii) the arranging for and/or provision of medical care and associated services by a Provider for patients in a skilled nursing facility, nursing home, assisted living facility, hospice, or adult care home where such Provider is acting as a primary caregiver; (iv) the arranging for and/or provision of emergency room, department, or Facility coverage at a Facility which does not require such coverage by its medical staff bylaws, policies, or procedures; (v) the development and implementation of programs to provide and/or manage Facilities-based medical care; (vi) the provision of billing, management, medical director, or other services or software to any such Facilities or programs; (vii) the development and implementation of programs to manage Facilities-based medical care and associated services for patients of other physicians, or for patients who do not have a primary care physician while such patients are in Facilities; and (viii) the provision of billing, management or other non-clinical administrative services or software to any such Facilities or Facility-based programs.

(d) “COBRA” means Part 6 of Subtitle B of Title I of ERISA, Code §4980B, and any similar state Law.

(e) “Code” means the United States Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

(f) “Employee Benefit Plan” means (i) each “employee benefit plan” (as defined in ERISA §3(3)) and (ii) any other arrangement, obligation, plan, program or practice, whether or not legally enforceable, to provide benefits or compensation, other than currently-paid salary, as compensation for services rendered, to one or more present or former employees, directors, agents, or independent contractors, that is maintained, sponsored, contributed to (or required to be contributed to) by Seller or any ERISA Affiliate, or for which Seller or any ERISA Affiliate otherwise has or may have any Liability, contingent or otherwise, including employment agreements, offer letters, severance policies, programs or agreements, post-employment arrangements, change in control agreements, executive compensation arrangements, deferred compensation arrangements, incentive arrangements, consulting or other compensation arrangements, bonus plans, phantom stock or equity plans, tuition reimbursement programs or scholarship programs, Section 529 plans, health or medical benefits, insurance (including self-insurance), disability or sick leave, any plans subject to Section 125 of the Code or any comparable provision of any other applicable Law, any plans providing benefits or payments in the event of a change of ownership or control, and each other employee benefit plan, fund, program, agreement or arrangement.

(g) “Environmental Law” means any common law principle or Law of any governmental authority relating to the environment or public health and safety, including any statute, regulation or order pertaining to any of the following: (i) treatment, storage, disposal, generation and transportation of toxic or hazardous substances or solid or hazardous waste; (ii) air, water and noise pollution; (iii) groundwater and soil contamination; (iv) the release or threatened release into the environment of toxic or hazardous substances, or solid or hazardous waste, including emissions, discharges, injections, spills, escapes or dumping of pollutants, contaminants or chemicals; (v) the protection of wild life, marine sanctuaries and wetlands, including all endangered and threatened species; (vi) underground and other storage tanks or vessels, abandoned, disposed or discarded barrels, containers and other closed receptacles; (vii) public health and safety; and (viii) manufacture, processing, use, distribution, treatment, storage, disposal, transportation or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or oil or petroleum products or solid or hazardous waste. As used above, the terms “release” and “environment” have the meanings set forth in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

(h) “Escrow Deposit” shall mean an amount of One Million Dollars ($1,000,000) which shall be deducted from the Closing Payment and remain with the Escrow Agent for a period of two (2) years following the Closing unless earlier disbursed pursuant to the Escrow Agreement.

(i) “Facility” or “Facilities” means short-term and long-term acute care hospitals and long term care facilities, including but not limited to, rehabilitation hospitals, skilled nursing facilities, nursing homes, assisted living facilities, adult foster care homes, hospice facilities and programs and other long term care or residential facilities.

(j) “Immediately Available Funds” shall mean good funds delivered by wire transfer to an account designated by the intended recipient.

(k) “Including” or “includes” shall be deemed to mean “including, without limitation” and “includes, without limitation.”

(l) “Intellectual Property” means (i) inventions (whether patentable or unpatentable and whether or not reduced to practice), and all improvements thereto; (ii) trademarks, service marks, logos, trade names, Internet domain names and websites, and corporate names, together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, copyrightable works, all copyrights and all applications, registrations and renewals in connection therewith; (iii) trade secrets and confidential business information (including, but not limited to, data, know-how, customer lists, current and anticipated customer requirements, price lists, market studies and business plans), however documented; (iv) proprietary computer software and programs (including object code and source code) and other proprietary rights and copies and tangible embodiments thereof (in whatever form or medium); (v) database technologies and systems (and related processes, formulae, compositions, improvements, devices, know-how, inventions, discoveries, concepts, ideas, designs, methods and information) and any other related information, however documented; (vi) all databases and data collections and all rights therein; and (vii) any similar or equivalent rights to any of the foregoing anywhere in the world.

(m) “Law” or “Laws” means, collectively, all federal, state and local laws, statutes, codes, ordinances, orders, decrees, rulings, rules and regulations, including judicial opinions.

(n) “Liability” or “Liabilities” shall mean any liability or obligation of whatever kind or nature (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due).

(o) “Lien” or “Liens” shall mean any pledge, lien (including any Tax lien), charge, claim, encumbrance, security interest, deed of trust, mortgage, or outstanding tax obligations.

(p) “Material Adverse Effect” shall mean any change, effect, event, occurrence, state of facts, or development that, individually or in the aggregate with any other change, effect, event, occurrence, state of facts, or development, is materially adverse to the financial condition or results of operations of the entity or entities taken as a whole; provided, however, that none of the following shall be deemed in itself, or in any combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect: (i) any adverse change, effect, event, occurrence, state of facts, or development attributable to conditions affecting providers of Facility based medical services, the United States economy as a whole or the capital markets in general or the markets in which the party operates; (ii) any adverse change, event, development or effect arising from or relating to changes in Generally Accepted Accounting Principles; (iii) any adverse change, event, development or effect arising from or relating to changes in Law, rules, regulations, orders or other binding directives issued by any governmental authority; (iv) any adverse change, effect, event, occurrence, state of facts, or development arising from or relating to the commencement, continuation or escalation of a war, material armed hostilities or other material international or national calamity or act of terrorism directly or indirectly involving the United States; and (v) the announcement of the transactions contemplated hereby; (vi) actions or omissions of, or on behalf of, the other party; other than, in the case of clauses (i) through (iv), to the extent such circumstances affect the party in a disproportionate manner as compared to other businesses in the industry in which such party operates.

(q) “Person” or “person” shall mean an individual or any corporation, partnership, joint venture, association, limited liability company, trust, unincorporated organization or other legal entity or a government or governmental entity;

(r) “Personal Goodwill” shall mean the business created or developed by the Owners, or by or through their personal reputation, contacts or relationships, or otherwise possessed by the Owners in connection with the management and operation of the Business, including the Owners’ personal business relationships with referral sources, customers, suppliers and any others having business relationships with Seller.

(s) “Provider” shall mean a Person who has met the requirements of the New York State Board of Medicine or any other appropriate New York state authority, and has a current New York license to provide professional services as a medical doctor, doctor of osteopathy, doctor of psychology, nurse practitioner, physician assistant, or clinical social worker.

(t) “Revenue Contracts” shall mean, to the extent Seller is a party thereto or a beneficiary thereof, all contracts to provide healthcare services, including medical directorship and other administrative services, as set forth in Attachment 2 to Schedule 1.1.

(u) “Selling Group’s Knowledge” means (i) the actual knowledge of any Owner, or Brad Markowitz, or Marianne Rattray as to the matter to which the knowledge relates; and (ii) any additional knowledge that would be available to such persons after making such inquiry into such matter as a reasonable person seeking to accurately, truthfully and completely address such matter would have made under the circumstances applicable to such matter.

(v) “Tax” or “Taxes” shall mean any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, abandoned property, escheat, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, including any interest, penalty, or addition thereto, whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

(w) “Tax Return” shall mean all returns, declarations, reports, estimates and information statements and returns required or permitted to be filed with a governmental authority relating to Taxes, including, but not limited to, original returns and filings, amended returns, claims for refunds, information returns, ruling requests, administrative or judicial filings, accounting method change requests, responses to revenue agents’ reports (federal, state, foreign, municipal or local) and settlement documents, and any schedules attached to any of the foregoing.

8.10 Severability. If any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Agreement shall not be affected thereby and this Agreement will be construed and enforced as if such invalid, illegal or unenforceable provisions had not been included herein. To the extent permitted by applicable law, each party waives any provision of law which renders any provision of this Agreement invalid, illegal or unenforceable in any respect.

8.11 Remedies. The parties hereto recognize that any breach of the terms of this Agreement may give rise to irreparable harm for which money damages would not be an adequate remedy, and accordingly agree that, in addition to the indemnification remedies set forth in ARTICLE VI hereof, any non-breaching party shall be entitled to enforce the terms of this Agreement by a decree of specific performance and the non-defaulting party shall be entitled to recover its costs and expenses, including reasonable attorneys fees, incurred as a result of the defaulting party’s breach.

8.12 Amendment; Waiver. The parties may, only by written agreement, modify, amend or supplement any term or provision of this Agreement, and any term or provision of this Agreement may be waived by the party which is entitled to the benefit thereof. Any waiver pursuant to this Agreement shall be in writing and shall be effective only in the specific instance and for the purpose for which given. No failure or delay on the part of any party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies expressly specified in the Agreement are cumulative and are not exclusive of any rights or remedies which any party would otherwise have.

8.13 Third Parties. Nothing in this Agreement shall be deemed to be for the benefit of, or enforceable by or on behalf of any Person other than the parties to this Agreement or their Affiliate, which shall be deemed third party beneficiaries of this Agreement, and the Indemnified Parties.

8.14 Attorneys’ Fees. If any party files a suit or an action, or commences any proceeding (whether in arbitration, mediation or otherwise), to enforce the provisions of this Agreement or otherwise with respect to the subject matter of this Agreement, the prevailing party shall be entitled to recover its reasonable attorneys’ fees as fixed by the court or arbitrator.

8.15 Arbitration. The parties agree to submit any controversy, claim or dispute arising out of or relating to the interpretation, performance or breach of this Agreement, including the scope of this arbitration provision and the parties’ compliance with their obligations under this Section 8.15 to binding arbitration administered by the American Arbitration Association (“AAA”) in its New York, New York regional office in accordance with AAA Rules and Procedures, as modified by the specific provisions set forth in this Section 8.15. In the event of any conflict between AAA Rules and Procedures and the specific provisions set forth in this Section 8.15, the provisions of this Section 8.15 shall prevail.

(a) Notice of Grievance. Before submitting any controversy, claim or dispute to arbitration, any parties claiming to be aggrieved shall deliver to the other parties, in the same manner provided in this Agreement for the delivery of notices, a written statement of the alleged grievance identifying any documents then reasonably known to that party that support the grievance and the relief requested or proposed. If, within thirty (30) days after delivery of the written statement of grievance, the other parties do not agree to furnish the relief requested or proposed, or otherwise does not satisfy the demand of the party claiming to be aggrieved, then the parties claiming to be aggrieved may demand arbitration in accordance with this Section 8.15.

(b) Selection of Arbitrator. The arbitration shall take place before a single arbitrator who shall be selected jointly by both parties. If the parties are unable to agree within fifteen (15) days each party shall submit a list of three (3) arbitrators from the AAA panel to the other party. Each party may strike two (2) from the list. AAA shall make the final selection of the arbitrator from the two (2) remaining names.

(c) Power of Arbitrator In addition to all other powers the arbitrator enjoys under this Agreement, AAA Rules and Procedures, AAA Code of Ethics and the laws of the State of New York, the arbitrator expressly shall have all jurisdiction and power to make rulings as to procedures for the conduct for the arbitration; to declare rights of the parties, and to grant temporary and permanent injunctive and other equitable relief; to order specific performance of contractual obligations; to grant compensatory and punitive damages; to determine the admissibility, relevance, materiality and weight of any evidence offered by any of the parties (provided, that mere affidavits without the ability of a party to examine the affiant shall not be admissible); and to take any interim measure with respect to the subject matter in dispute, including but not limited to, measures to facilitate or compel discovery and measures to conserve the rights, funds, goods or materials forming the subject matter in dispute. The decision of the arbitrator shall be in accordance with the substantive laws of the State of New York. The parties may apply for confirmation and/or enforcement of any arbitration award hereunder to the Courts of the State of New York or of such other state, locality, country or territory as may have jurisdiction over the party or parties subject to the award.

(d) Discovery. Each party shall have the right to conduct discovery in the manner and to the extent authorized by the Federal Rules of Civil Procedure as interpreted by the federal courts.

(e) Arbitrator’s Award. The arbitrator’s award shall state the factual and legal basis for the award. The arbitrator’s award shall be final and binding on the parties, and judgment on the award may be entered in any court of competent jurisdiction.

(f) Cost of Arbitration. The cost of the arbitration, including arbitrator’s fees, shall initially be shared equally by the parties. The arbitrator shall award the prevailing party costs of the arbitration in the award, including the prevailing party’s Legal Expenses. The term “costs” includes the fees of the arbitrator, but remains within the sole discretion of the arbitrator as to the awarding of any specific item (other than reasonable attorneys’ fees and costs).

8.16 Attorney and Tax Advisor Approval. The parties acknowledge that each of them have had the opportunity to have this Agreement and the related documents described herein reviewed by their own counsel and the terms and conditions of same have been deemed satisfactory by all parties. In addition, all parties acknowledge that each of them have had the opportunity to have the tax consequences of the transactions contemplated herein and the other related agreements reviewed by their own tax advisors and are not relying on the other parties or their advisors for any such review or tax advice.

8.17 Time. The parties acknowledge and agree that time shall be of the essence in this Agreement.

8.18 Bulk Sales. If applicable, Acquirors and Seller hereby waive compliance with the bulk sales Laws and any other similar Laws in any applicable jurisdiction in respect of the transactions contemplated by this Agreement; provided, however, that Seller shall pay and discharge when due, and agree to hold harmless and indemnify Acquirors against any Losses arising from or otherwise relating to, all claims of creditors (including any taxing authority) asserted against any Acquiror, the Business or the Purchased Assets by reason of such noncompliance and shall take promptly all necessary actions required to remove any Lien which may be placed upon any of the Purchased Assets by reason of such noncompliance.

(Signature Pages Follow)

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year first above written.

PC BUYER:	INPATIENT HOSPITALIST HEALTHCARE SERVICES OF NEW YORK, P.C.

Address for Notice:
4605 Lankershim Blvd., Suite 617 North Hollywood, CA 91602 Attention: Chief Executive Officer FAX: 818-766-9781	Adam Singer, M.D. President

with a copy to (which shall not constitute notice): 4605 Lankershim Blvd., Suite 617 North Hollywood, CA 91602 Attention: Vice President of Legal Affairs FAX: 818-509-8186

(PC Buyer’s Signature Page to Asset Purchase Agreement)

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year first above written.

BUYER:	IPC MANAGEMENT CONSULTANTS OF NEW YORK, INC.

Address for Notice:
4605 Lankershim Blvd., Suite 617 North Hollywood, CA 91602 Attention: Chief Executive Officer FAX: 818-766-9781	Adam Singer, M.D. President

with a copy to (which shall not constitute notice): 4605 Lankershim Blvd., Suite 617 North Hollywood, CA 91602 Attention: Vice President of Legal Affairs FAX: 818-509-8186

(Buyer’s Signature Page to Asset Purchase Agreement)

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year first above written.

SELLER:	GERIATRIC SERVICES, P.C.

Address for Notice:

with a copy to
(which shall not constitute notice):

Garfunkel Wild, P.C.
111 Great Neck Road
Great Neck, New York 11021
Attention: Judith Eisen, Esq.
FAX: 516-466-5964

(Seller’s Signature Page to Asset Purchase Agreement)

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year first above written.

OWNERS:

Address for notice:
Mitchel Kaplan, M.D., as an individual

Address for notice:
Mitchell Wolfson, M.D., as an individual

Address for notice:
Joel Blass, M.D., as an individual

Address for notice:
Daniel Sussman, M.D., as an individual
with a copy for all (which shall not constitute notice) to: Garfunkel Wild, P.C. 111 Great Neck Road Great Neck, New York 11021 Attention: Judith Eisen, Esq. FAX: 516-466-5964

(Owners’ Signature Page to Asset Purchase Agreement)

EXHIBIT A

OWNERS

Geriatric Services, P.C.

Owner	Ownership Percentage
Mitchel Kaplan	25%
Mitchell Wolfson	25%
Joel Blass	25%
Daniel Sussman	25%

EXHIBIT B

SELLER NONCOMPETITION AGREEMENT